UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Webster Financial Corporation

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March 20, 2020

To the Shareholders of

Webster Financial Corporation:

You are cordially invited to attend the Webster Financial Corporation Annual Meeting of Shareholders to be held on Thursday, April 23, 2020 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052.*

At the Annual Meeting, you will be asked: (i) to elect nine directors to serve for one-year terms; (ii) to approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster; (iii) to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2020; and (iv) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

We encourage you to read the accompanying Proxy Statement, which provides information regarding Webster and the matters to be voted on at the Annual Meeting. Also enclosed is our 2019 Annual Report.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may vote your common shares via a toll-free telephone number or on the Internet or you may complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

James C. Smith
Chairman

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.wbst.com. In such event, in order to participate, please be prepared to provide the control number from your proxy card.

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

APRIL 23, 2020

To the Shareholders of

Webster Financial Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Webster Financial Corporation (“Webster”) will be held on Thursday, April 23, 2020 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052*, for the following purposes:

1.	Election of Directors - To elect nine directors to serve for one-year terms (Proposal 1);

2.	Say on Pay - To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3.

Ratification of Appointment of Independent Registered Public Accounting Firm - To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2020 (Proposal 3); and

4.

Other Business - To transact any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of Webster’s Board of Directors.

The Board of Directors has fixed the close of business on February 26, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors,

James C. Smith
Chairman

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.wbst.com. In such event, in order to participate, please be prepared to provide the control number from your proxy card.

Waterbury, Connecticut

March 20, 2020

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR COMMON SHARES VIA THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, THE INTERNET OR BY MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 23, 2020: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our 2019 Annual Report, are available free of charge on the Investor Relations section of our website (www.wbst.com).

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2020

Solicitation, Voting and Revocability of Proxies

This Proxy Statement (the “Proxy Statement”) is being furnished to the shareholders of Webster Financial Corporation, a Delaware corporation (“Webster” or the “Company” or the “Corporation”), as part of the solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) from holders of its outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of Webster to be held on Thursday, April 23, 2020 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052* (the “Annual Meeting”) and at any adjournments thereof. The Proxy Statement, together with the enclosed proxy card, is being mailed to shareholders of Webster on or about March 20, 2020.

The Annual Meeting has been called for the following purposes:

1.   To elect nine directors to serve for one-year terms (Proposal 1);

2.   To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3.   To ratify the appointment by the Board of Directors of the firm of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2020 (Proposal 3); and

4.   To transact any other business that properly comes before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed proxy card, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted:

1.   FOR the election of the Board’s nominees as directors;

2.   FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of Webster;

3.   FOR the ratification of the appointment of Webster’s independent registered public accounting firm.

Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Webster did not have notice at least 30 days prior to the date of the Annual Meeting.

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.wbst.com. In such event, in order to participate, please be prepared to provide the control number from your proxy card.

The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. A shareholder may, however, revoke a proxy at any time before it is voted: (i) by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to John H. Beers, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702; (ii) by re-voting by telephone or on the Internet; or (iii) by attending the Annual Meeting and voting in person. The cost of soliciting proxies for the Annual Meeting will be borne by Webster. In addition to use of the mail, proxies may be solicited personally or by telephone or telecopy by directors, officers and employees, who will not be specially compensated for such activities. Webster also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners and will reimburse those holders for their reasonable expenses incurred in that connection. Webster also has retained Morrow Sodali LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,500 plus reimbursement of certain out-of-pocket expenses.

Who Can Vote - The securities which can be voted at the Annual Meeting consist of shares of Common Stock of Webster with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on February 26, 2020 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Annual Meeting. On the record date, there were 5,116 holders of record of the 91,755,488 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting.

Voting - If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

•	by using the toll-free telephone number listed on the proxy card,

•	by using the Internet website listed on the proxy card,

•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or

•	by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone - If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote your shares of Common Stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 22, 2020. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet - If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 22, 2020. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail - You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

Quorum and Vote Requirements - The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote. The affirmative vote of the majority of the votes cast is required to approve the non-binding, advisory vote on the compensation of the named executive officers of Webster and to ratify the appointment of Webster’s independent registered public accounting firm. Shareholders’ votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

Broker Non-Votes and Abstentions - Under New York Stock Exchange (“NYSE”) Rule 452, which governs NYSE brokerage members, brokerage firms may not vote on non-routine matters in their discretion on behalf of their clients if such clients have not furnished voting instructions. A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker. Proposal 3 concerns a routine matter and thus brokerage firms may vote, in person or by proxy, on such proposal on behalf of their clients without voting instructions. Because none of the other matters to be voted upon at the Annual Meeting are considered routine matters under Rule 452, there potentially can be broker non-votes at the Annual Meeting. Both abstentions and broker non-votes will be treated as shares present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on Proposals 1 or 2 and, therefore, will have no effect on the outcome of the votes for those proposals. Abstentions will not be counted for purposes of determining the number of votes cast on Proposal 3 and, therefore, will have no effect on the outcome of the vote for that proposal.

Electronic Delivery of Proxy Materials - As a shareholder, you have the option of electing to receive future proxy materials (including annual reports) online over the Internet. This online service provides savings to Webster by eliminating printing, mailing, processing and postage costs associated with hard copy distribution. You may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card. You may also enroll for electronic delivery of future Webster proxy materials at any time on the Company’s website at www.wbst.com. Under “Electronic Enrollment,” select the “Click Here to Enroll” link. Then select the box indicating your appropriate form of share ownership, and follow the instructions for electronic delivery enrollment. In the future, you will receive an email message, at the address you provided while enrolling, informing you that the Webster proxy materials are available to be viewed online on the Internet. Follow the instructions to view the materials and vote your shares. Your enrollment in electronic delivery of Webster proxy materials will remain in effect until revoked by you.

Annual Report on Form 10-K - Webster is required to file an annual report on Form 10-K for its 2019 fiscal year with the Securities and Exchange Commission (the SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to John H. Beers, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702. Our annual report on Form 10-K is available on the Company’s website, www.wbst.com.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, nine directors will be elected to serve for one-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Annual Meeting. There are no cumulative voting rights in the election of directors.

As required by Webster’s Bylaws, directors must be elected by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In addition, under Webster’s Bylaws, incumbent directors nominated for reelection are required, as a condition to such nomination, to submit a conditional letter of resignation. In the event an incumbent nominee for director fails to receive a majority of the votes cast at an annual meeting, the Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who failed to receive a majority of the votes cast will not participate in the Board’s decision.

Information as to Nominees

The following table sets forth the names of the Board of Directors’ nominees for election as directors, all of whom are current directors of Webster, except for Linda H. Ianieri, who was initially recommended to the Nominating and Corporate Governance Committee by a third-party search firm. Also set forth in the table is certain other information with respect to each such person’s age at December 31, 2019, the periods during which such person has served as a director of Webster and positions currently held with Webster and its wholly owned subsidiary, Webster Bank, National Association (“Webster Bank”).

Mr. John J. Crawford will be retiring from the Board effective with the 2020 Annual Meeting. Mr. Crawford has served on the Board since 1996 and served as the Lead Director and Chair of the Nominating and Corporate Governance Committee. Mr. Crawford has also served on various other Webster Board committees during his Board tenure. The Board of Directors greatly appreciates Mr. Crawford’s deep commitment, leadership and many contributions to the Board and to Webster’s growth and progress.

Mr. James C. Smith will be retiring from the Board effective with the 2020 Annual Meeting. Mr. Smith joined Webster in 1975 and became President in 1982. He was promoted to Chief Executive Officer (“CEO”) in 1987 upon the retirement of Webster’s founder Harold Webster Smith. Mr. Smith became Chairman and CEO in 1995 and retired as CEO in January 2018. Mr. Smith then served as non-executive Chairman for the next two years. Mr. Smith’s dedication and commitment have shaped the heritage and legacy of Webster and led to our long-standing reputation as a strong, values-based company.

Following the table are biographies of each of the nominees which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance, technology and marketing. The process undertaken by the

Nominating and Corporate Governance Committee in recommending qualified candidates is described beginning on page 16 under “Corporate Governance - Director Qualifications and Nominations.”

Director Nominees:	Age at 12/31/2019	Director Since	Expiration of Term	Positions Held with Webster and Webster Bank	Committee Membership
William L. Atwell	69	2014	2020	Lead Director	Compensation; Executive; Nominating & Corporate Governance (Chair)
John R. Ciulla	54	2018	2020	President and Chief Executive Officer; Director	Executive
Elizabeth E. Flynn	59	2014	2020	Director	Compensation; Nominating & Corporate Governance; Risk
E. Carol Hayles	59	2018	2020	Director	Audit; Risk
Linda H. Ianieri	63	—	—	Director Nominee	—
Laurence C. Morse	68	2004	2020	Director	Compensation (Chair); Executive; Nominating & Corporate Governance
Karen R. Osar	70	2006	2020	Director	Audit (Chair); Executive; Risk
Mark Pettie	63	2009	2020	Director	Audit; Executive; Risk (Chair)
Lauren C. States	63	2016	2020	Director	Nominating & Corporate Governance; Risk

William L. Atwell is the retired Founder and Managing Director of Atwell Partners, LLC, a Darien, Connecticut based company which provided consulting services and market insights to the financial services industry, where he worked from 2012 to 2019. Mr. Atwell was President of Cigna International at Cigna Corporation from 2008 to 2012 and also served as a Senior Vice President for Cigna Healthcare from 1996 to 2000. Earlier in his career, Mr. Atwell held various senior executive positions with The Charles Schwab Corporation, including President of Individual Investor Enterprise and Schwab Bank. Mr. Atwell began his career at Citibank, where over the course of twenty-three years, he held various senior executive roles both domestically and internationally. He is the retired Chairman of the Board of Blucora, Inc. (NASDAQ:BCOR), a provider of technology-enabled financial solutions headquartered in Irving, Texas. Currently, Mr. Atwell serves as an independent trustee of AQR Mutual Funds (AQR Capital Management LLC) and is a member of its audit and nominating and corporate governance committees. Mr. Atwell served as a trustee from 2006-2018 and is the former Chairman (2012-2015) of the Fairfield University board of trustees. Mr. Atwell is Lead Independent Director, Chair of the Nominating and Corporate Governance Committee, and a member of the Compensation Committee and the Executive Committee.

Mr. Atwell’s role as a former President of Cigna International and over 40 years of executive experience in the retail financial services industry, including banking, brokerage, healthcare and insurance, provides insight regarding Webster’s opportunities and challenges.

John R. Ciulla is President and Chief Executive Officer and a director of Webster and Webster Bank. He was appointed as Chief Executive Officer and a director of Webster in January 2018. Mr. Ciulla joined Webster in 2004 and has served in a variety of management positions at the Company, including Chief Credit Risk Officer and Senior Vice President, Commercial Banking, where he was responsible for several business units. He was promoted from Executive Vice President and Head of Middle Market Banking to lead Commercial Banking in January 2014, and to President in October 2015. Prior to joining Webster, he was managing director of The Bank of New York, where he worked from 1997 to 2004. Mr. Ciulla serves on the Federal Reserve Systems Federal Advisory Council as a representative of the Federal Reserve Bank of Boston. He also serves on the board of the Connecticut Business and Industry Association (CBIA). Mr. Ciulla is a member of the Executive Committee.

Mr. Ciulla’s position and experience as President and Chief Executive Officer of Webster, and his day to day leadership of the Company, provide him with thorough knowledge of Webster’s opportunities, challenges and operations.

Elizabeth E. Flynn was Vice Chairman of Marsh, LLC in New York, New York, a global leader in insurance broking and risk management until her retirement on December 31, 2015. Ms. Flynn was President of Marsh’s Insurance Services Group from September 2012 to May 2013, and CEO and President of Marsh U.S. Consumer from October 2011 to September 2012. From June 2010 to October 2011, she served as Global Chief Operating Officer at Guy Carpenter & Company, LLC. Earlier in her career, Ms. Flynn was Senior Vice President, Restructuring Office/Divestitures, at American International Group, and worked more than 20 years at JP Morgan Chase & Company in various senior executive roles. She is a director of StanCorp Financial Group, Inc. (NYSE: SFG), an insurance and financial services company headquartered in Portland, Oregon, and its subsidiary, Standard Insurance Company of New York. Ms. Flynn is a member of the Compensation Committee, Nominating and Corporate Governance Committee and the Risk Committee.

Ms. Flynn’s former role as Vice Chairman of Marsh, LLC and extensive operational and transformational leadership in numerous financial services organizations, including retail banking units while at JP Morgan Chase, brings meaningful and relevant experience to Webster.

E. Carol Hayles was Executive Vice President and Chief Financial Officer of CIT Group Inc. (NYSE:CIT), a financial services company headquartered in Livingston, New Jersey from November 2015 to May 2017, during which time she was responsible for overseeing all financial operations. She served as Controller and Principal Accounting Officer of CIT Group Inc. from July 2010 to November 2015 where she was responsible for managing the financial accounting and reporting functions, including SEC and regulatory reporting. Prior to CIT, Ms. Hayles spent 24 years in various finance roles at Citigroup, Inc., most recently as Deputy Controller, and began her career at PricewaterhouseCoopers LLP. Ms. Hayles currently serves on the board of Blucora, Inc. (NASDAQ:BCOR), a provider of technology-enabled financial solutions headquartered in Irving, Texas. She is a member of the Audit Committee and the Risk Committee.

Ms. Hayles’ experience as former Executive Vice President and Chief Financial Officer of a public company in the financial services industry and her strong background in finance provides the Board with strong executive and financial experience.

Linda H. Ianieri retired from PricewaterhouseCoopers LLP in 2017, where she spent almost 40 years providing audit and advisory services to a broad range of both public and private financial services companies, and she served as the Firm’s Chief Auditor for Banking and Capital Markets clients. Ms. Ianieri was also elected to the Firm’s Board of Partners and Principals where she served on several committees and was the chair of the board’s Risk and Quality committee. She was a director on the Morgan Stanley Bank, N.A. board from 2017 to 2019, as well as a member of the PricewaterhouseCoopers LLP board from 2009 to 2017.

Ms. Ianieri’s extensive experience as a Certified Public Accountant and as a former Partner with PricewaterhouseCoopers LLP will provide the Board with strong financial skills and experience.

Laurence C. Morse is the Managing Partner of Fairview Capital Partners, Inc., a West Hartford, Connecticut based investment management firm established in 1994 that oversees venture capital funds, some of which invest capital in venture capital partnerships and similar investment vehicles that provide capital primarily to minority-controlled companies. Mr. Morse is a director of the Institute of International Education, a member of the Board of Trustees of Harris Associates Investment Trust (which oversees the Oakmark Family of Mutual Funds), currently Vice Chair and Chair-elect of the Board of Trustees of Howard University, and is a former director of Princeton University Investment Company, a former Trustee of Princeton University and a former director and chairman of the National Association of Investment Companies, a private, not-for-profit trade association that represents 52 private equity and specialty finance investment firms. Mr. Morse is chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and the Executive Committee.

Mr. Morse’s entire career has been spent in the investment management field, including as the co- founder and Managing Partner of an investment management firm, which provides the Board with extensive knowledge of the capital markets and accounting issues. His experience has made him adept at performing rigorous risk assessments of managers and management teams, and assessing new technologies, products and services, business strategies, markets and industries.

Karen R. Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation (NYSE:CHMT), a specialty chemicals company headquartered in Middlebury, Connecticut from 2004 until her retirement in March 2007. From 1999 to April 2003, Ms. Osar served as Senior Vice President and Chief Financial Officer of Westvaco Corporation and Mead Westvaco Corporation. She is a former director and audit committee member of Innophos Holdings, Inc. (NASDAQ:IPHS), a publicly held specialty chemicals company headquartered in Cranbury, New Jersey, former director and audit committee member of Sappi Limited (JSE:SAP), a publicly held company and one of the largest global producers of coated paper and chemical cellulose, headquartered in Johannesburg, South Africa, and from 1999 through 2006 she served as a director and audit and finance committee chair of Allergan, Inc., a publicly held multi-specialty health care company focused on developing and commercializing pharmaceuticals. Ms. Osar is Chair of the Audit Committee and a member of the Risk Committee and the Executive Committee.

Ms. Osar’s experience as the former Chief Financial Officer of a public company, her previous corporate finance experience at JPMorgan Chase & Company, and her service as Chair of the Audit Committee for Webster and as the former chair of the audit committee of another public company, provides the Board with strong corporate finance and accounting experience. Her board committee service also provides corporate governance and executive compensation expertise.

Mark Pettie is President of Blackthorne Associates, LLC, a Woodcliff Lake, New Jersey based company which provides consulting services to firms investing in a wide range of consumer-oriented businesses. Mr. Pettie served as Chairman and Chief Executive Officer of Prestige Brands Holdings, Inc. (NYSE:PBH), a publicly held company headquartered in Irvington, New York which develops, sells, distributes and markets over-the-counter drugs, household cleaning products and personal care items, from January 2007 until September 2009. He was President of the Dairy Foods Group with ConAgra from 2005 to 2006. From 1981 to 2004, Mr. Pettie held various positions of increasing responsibility in general management, marketing and finance at Kraft Foods and was named Executive Vice President and General Manager of Kraft Food’s Coffee Division in 2002. He is Chair of the Risk Committee and a member of the Audit Committee and the Executive Committee.

Mr. Pettie’s experience as the former Chief Executive Officer of a public company brings strong executive experience to the Board, along with his expertise in finance and marketing. He also has extensive business and corporate governance experience as a director for both public and private companies.

Lauren C. States retired in 2014 from the IBM Corporation (NYSE:IBM), a publicly held company headquartered in Armonk, New York, after a career of more than thirty-six years. Ms. States served as Vice President, Strategy and Transformation for IBM’s Software Group and was a member of the Growth and Transformation senior leadership team. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing and served as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, strategy, transformation, sales and talent development. She is a director of Clean Harbors, Inc. (NYSE:CLH), a publicly held company headquartered in Norwell, Massachusetts, and is a member of the board of Code Nation, a not-for-profit organization, which equips students in under-resourced high schools with skills, experiences, and connections that together create access to careers in technology. Ms. States was an Executive-in-Residence at Northeastern University’s D’Amore-McKim School of Business from 2015 to 2019. She also serves as a Trustee for International House, New York. Ms. States is a member of the Nominating and Corporate Governance Committee and the Risk Committee.

Ms. States’ experience as former Chief Technology Officer of a public company, and her broad background in technology, strategy and transformation, provides the Board with strong executive and technology experience. She has a CERT Certificate in Cybersecurity Oversight, issued by the NACD and Carnegie Mellon University.

The Board of Directors recommends that shareholders vote FOR the election of all of its director nominees.

CORPORATE GOVERNANCE

General

The business and affairs of Webster are managed under the direction of the Board. Members of the Board are kept informed of Webster’s business through discussions with the Chairman of the Board, the Chief Executive Officer and Webster’s other executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board is also kept apprised by the Chairman of the Board, the Chief Executive Officer and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities. In addition, new directors of Webster participate in an orientation program, which is designed to familiarize them with Webster’s business and operations and with their duties as directors under applicable laws and regulations. Each member of the Board also serves as a director of Webster Bank.

Webster believes in the importance of sound and effective corporate governance. Over the years, Webster has forged an explicit link between its corporate culture and corporate governance by identifying its core values, communicating them and living them every day. With uncompromising commitment to its core principles, Webster continues to add value for its customers, shareholders, employees and the communities it serves. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote this philosophy. Certain of such practices and policies are listed in the chart below and certain of those listed are discussed in greater detail elsewhere in this Proxy Statement.

Board and Governance Information	2019
Size of Board	10
Number of Independent Directors	8
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Equity Grant to Non-Employee Directors	Yes
Board Orientation / Education Program	Yes
Code of Business Conduct & Ethics for Directors	Yes
Stock Ownership Guidelines for Directors	Yes
No Poison Pill	Yes
Policy Prohibiting Hedging / Pledging of Company Stock	Yes
Annual Board & Committee Evaluations	Yes

Webster’s Commitment to Environmental, Social and Governance Issues

It’s in our DNA

Sustainability and commitment to community have been intrinsic to Webster since its founding. What is now known as Webster Bank was founded in 1935, during the Great Depression, by Waterbury, Connecticut native Harold Webster Smith. Mr. Smith started the bank with $25,000 borrowed from friends and family to help people buy and build homes.

Through the years that followed, Webster grew, reaching $1 million in assets by 1938. We were the first bank to offer GI and FHA loans in Connecticut and today we are a leading SBA lender to small businesses, women, and minority businesses. The Corporation’s dedication to the communities it serves remained strong after it went public in 1986. We continued to grow over the ensuing decades, broadening our geographic footprint to include Massachusetts, Rhode Island, and New York, remaining headquartered in Waterbury. Today, we have more than $30 billion in assets.

The Webster Way – Values-Guided, Community-Minded

Webster remains a values-guided, community-minded bank focused on helping its customers achieve their unique goals. Putting people first, Webster bankers take the time to understand what matters most to our customers, responding with personalized solutions, and acting with responsibility, respect, ethical behavior, citizenship, and teamwork.

Every Webster banker is guided by The Webster Way. It is our unshakeable core, the common bond we share as a values-guided, community-minded organization, and the principles we believe in and stand for every day. They bring us together, set us apart, and guide us in every action we take to live up to our customers:

•	We take personal responsibility for meeting our customers’ needs.

•	We respect the dignity of every individual.

•	We earn trust through ethical behavior.

•	We give of ourselves in the communities we serve.

•	We work together to achieve outstanding results.

The Webster Way also captures the essence of Webster’s commitment to its constituents – its customers, the communities where it does business, its employees, and its shareholders. As a matter of policy and longstanding practice, Webster engages in environmentally responsible practices at its facilities and enters into commercial loans with renewable energy and energy-efficient components; works ceaselessly to improve life in the communities it serves; provides an inclusive environment where bankers can continually grow professionally; and follows transparent governance practices to safeguard Webster for all of its constituencies.

Commitment to Excellence

Webster has been recognized for its commitment to excellence. In 2019, we were listed among the Top 25 “Most Reputable Banks” in the country and were ranked number 7, according to the 2019 Survey of Bank Reputations conducted by the independent organization Reputation Institute. The annual survey measures U.S. consumers’ perceptions of major bank brands. In addition, Forbes listed Webster as one of “America’s Best Banks”. In 2019, Webster maintained an “Outstanding” rating for its Community Reinvestment Act (CRA) performance, and was the Top Small Business Administration (SBA) lender in New England (by dollar volume).

Webster’s Commitment to ESG

Webster’s 2019 “Environmental, Social and Governance Report” summarizes many of the ways Webster strives to be a good corporate citizen by conducting business in an environmentally responsible manner, being a caring neighbor and employer, and being as transparent as possible in its governance. Our ESG Report may be found on our website at www.wbst.com.

Environmental Commitment

In 2019, Webster Bank created or maintained commitments for approximately $143.1 million in loans for renewable energy, energy-efficient components, environmental remediation and upgrades to municipal water and sewer infrastructure.

Since 2013, Webster has completed LED lighting retrofits in over 100 facilities across Connecticut, New York, Massachusetts and Rhode Island. Webster is identifying candidate properties for Energy Star certification, with a goal of obtaining certification for 20 properties in 2020.

In 2019, we commenced the data center optimization portion of our cloud initiative, moving one of our two data centers to a colocation facility in Virginia. This resulted in a 25 percent reduction in physical space compared to the prior location. The other data center, located in Massachusetts, will also be optimized. By January 2022, this initiative will reduce the physical space occupied by our data centers by 75 percent, and we estimate that power consumption will be reduced by 75 percent. This initiative will significantly reduce our overall carbon footprint, while yielding facility cost reductions estimated to exceed $1,000,000 per year.

Social Commitment

Webster’s corporate giving strategy priorities include support for a broad cross-section of registered nonprofit agencies focusing on basic needs, financial literacy and health and human services.

Webster fosters good corporate citizenship through its support of United Way, mentoring and Junior Achievement.

Webster is committed to building strong communities through community reinvestment.

In the wake of the federal government shutdown in late 2018, the State of Connecticut announced a public-private partnership with Connecticut banks to assist affected federal employees in January 2019. Webster introduced two new programs to assist federal employees.

Webster is committed to its employees, and has created an energized culture and a diverse and inclusive work environment. Webster develops talent and strong teams. Webster embraces employee-friendly policies. Webster’s compensation program aims to attract, retain and reward high-performing talent at all levels through a pay-for-performance philosophy.

Governance Commitment

Webster fosters transparent governance policies. Webster seeks to have a board of directors with diverse experience in business and in areas relevant to the Bank. Webster has four female directors and two African-American directors. Webster’s board has regular executive sessions of the independent directors, at which the lead independent director presides.

The security of Webster’s customers’ private information is one of Webster’s key missions. Webster expects employees and each relevant supplier to be responsible for the security and confidentiality of client information. Training is required at the time of hire and during each year of employment.

Webster takes a comprehensive approach to risk management with a defined enterprise risk management framework providing a structured approach for identifying, assessing and managing risk.

Maintaining a robust control environment is a critical priority at Webster, as it helps ensure that we are in compliance with applicable laws, regulations and policies.

Webster regularly engages with shareholders and stakeholders, including its regulators.

Board Leadership

Webster is committed to a Board leadership structure that provides for objective and independent Board leadership and oversight of management. During 2019 our Board leadership consisted of Mr. Smith as non-executive Chairman of the Board and Mr. Atwell as Lead Independent Director. Our Lead Independent Director is appointed in accordance with Webster’s Corporate Governance Policy, which provides that the Board shall appoint an independent director to serve as the Lead Independent Director of the Board for a one-year term, or until a successor is appointed. The Lead Independent Director presides over the executive sessions of independent directors and assists and advises the Chairman of the Board and has other robust and well-defined duties.

In January 2020, Mr. Smith informed the Company that he would retire from the Board at the Company’s 2020 Annual Meeting. Our Board has elected John Ciulla, our CEO, to be Chairman and William Atwell to continue as Lead Independent Director.    The Board has determined that Mr. Ciulla as Chairman together with Mr. Atwell as Lead Independent Director is the best leadership structure for the Company at this time, based on present needs and circumstances and will, among other things, allow for a smooth and timely transition of board leadership and minimize any potential disruption to investors, employees, and other stakeholders.

Our Board appointed Mr. Ciulla to serve as Chairman of the Board based on the leadership qualities, management capability, knowledge of the business and industry, and a long-term, strategic perspective he has demonstrated as CEO over a period of more than two years serving as President and CEO. The independent directors continue to support Mr. Atwell’s appointment as our Lead Independent Director. They believe Mr. Atwell is a seasoned leader who possesses the characteristics and qualities critical for a Lead Independent Director. As a former President of Cigna International and with 40 years of executive experience, Mr. Atwell is respected among the directors and has the qualities and experience desired for a Lead Independent Director – high personal integrity, a breadth of knowledge in management, operations and corporate governance, a willingness to listen and to engage with substance and impact, and a readiness to challenge management. The Nominating and Corporate Governance Committee and our Board believe that Mr. Atwell’s Lead Independent Director role, tasked with duties consistent with those of an Independent Chairman, creates a strong independent voice in the boardroom and serves our shareholders’ best interests.

DUTIES OF THE LEAD INDEPENDENT DIRECTOR

Board Leadership

•	Presiding at all meetings of our Board at which the Chairman is not present, including at executive sessions of the independent directors

•	Calling meetings of the independent directors, as appropriate

•	Providing Board leadership if the CEO/Chairman’s role may be (or may be perceived to be) in conflict

Board Culture

•	Serving as a liaison between the CEO and the independent directors

•	Establishing a close relationship and trust with the CEO, providing support, advice and feedback from our Board, while respecting executive responsibility

•	Acting as a “sounding board” and advisor to the CEO

Board Focus

•	Board Focus: In consultation with our Board and executive management, ensuring that our Board focuses on key issues and tasks facing our Company and on topics of interest to our Board

•

Corporate Governance: Assisting our Board, the Nominating and Corporate Governance Committee and management in complying with our Corporate Governance Policy and promoting corporate governance best practices

•

CEO Performance Review and Succession Planning: Working with the Nominating and Corporate Governance Committee, the Compensation Committee and members of our Board, contributing to the annual performance review of the CEO and participating in CEO succession planning

Board Meetings

•	In coordination with the CEO and the other members of our Board, planning, reviewing and approving meeting agendas for our Board

•	In coordination with the CEO and the other members of our Board, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items

•	Advising the CEO of the information needs of our Board and approving information sent to our Board

•	Developing topics of discussion for executive sessions of our Board

Board Performance and Development

•	Board Performance: Together with the CEO and the other members of our Board, ensuring the efficient and effective performance and functioning of our Board

•	Board Assessment: Consulting with the Nominating and Corporate Governance Committee on our Board’s annual self-assessment

•	Director Development: Providing guidance on the ongoing development of directors

•

Director Assessment/Nomination: With the Nominating and Corporate Governance Committee and the CEO, consulting in the identification and evaluation of director candidates’ qualifications (including candidates recommended by directors, management, third party search firms and shareholders) and consulting on committee membership and committee chairs

Communication with Primary Bank Regulators

•	Presiding over the independent directors’ annual meetings with Webster’s primary bank regulators to discuss the appropriateness of our Board’s oversight of management and our Company

Director Independence

Pursuant to the NYSE listing standards, Webster is required to have a majority of “independent directors” on its Board. In addition, the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee must be composed solely of independent directors. The NYSE listing standards define specific relationships that would disqualify a director from being independent and further require that for a director to qualify as “independent,” the board of directors must affirmatively determine that the director has no material relationship with the Company.

The Board, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other commercial, industrial, banking consulting, legal, accounting, charitable and legal relationships with Webster, including those relationships described under “Compensation Committee Interlocks and Insider Participation” on page 44 of this Proxy Statement, and on discussions with the Board. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Atwell, Crawford, Morse, Pettie, and Mses. Flynn, Hayles, Ianieri, Osar and States is an “independent director” for purposes of Section 303A of the Listed Company Manual of the NYSE and applicable SEC rules and regulations. In connection with this evaluation, the Board considered that Webster provides lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business and without preferential terms or rates.

Mr. Ciulla is not considered independent because he is an executive officer of Webster and Webster Bank. Mr. Smith is not considered independent because he has been an executive officer of Webster within the past three years.

Executive Sessions of Independent Directors

In keeping with Webster’s Corporate Governance Policy, in 2019 the Board held 5 meetings that were limited to independent directors. The Lead Independent Director presides over the executive sessions of independent directors.

Risk Oversight

The Board administers its risk oversight function primarily through the Risk Committee, which is described in more detail below. The Risk Committee meets frequently throughout the year and reports its findings to the full Board on an ongoing basis. In addition, the Compensation Committee and the Risk Committee review and assess risks as related to Webster’s compensation programs. Webster also has a Chief Risk Officer, Daniel H. Bley, who reports in that capacity to the Risk Committee.

Board and Committee Meetings

During 2019, Webster held 11 meetings of its Board. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

Committees of the Board; Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has established five standing committees. The standing committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Risk Committee. The Board has adopted a charter for each of these committees, as well as corporate governance guidelines that address the make-up and functioning of the Board and qualification guidelines for board members. The Board has also adopted a code of business conduct and ethics (the “Code of

Conduct”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by Webster’s Code of Conduct. The training reinforces Webster’s core values and Webster’s commitment to full compliance with applicable laws and regulations. You can find links to these materials on the Company’s website at: www.wbst.com.

You can also obtain a printed copy of any of the materials referred to above, without charge, by contacting us at the following address:

Webster Financial Corporation

145 Bank Street

Waterbury, Connecticut 06702

Attn: Harriet Munrett Wolfe, Esq.

Executive Vice President, General Counsel and Secretary

The Board has determined that all of the directors who serve on the Audit, Compensation, and Nominating and Corporate Governance committees are, and all directors who served on those committees during 2019 were, “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE. In addition, all of the directors who serve on the Risk Committee, and all directors who served on the committee during 2019 were “independent.”

Audit Committee

The Board has appointed an Audit Committee that oversees the Company’s financial reporting process, the system of internal financial and accounting controls, the audit process, and compliance with applicable laws and regulations. The Audit Committee reviews the Company’s annual financial statements, including management’s discussion and analysis, and regulatory examination findings. The Audit Committee recommends the appointment of an independent registered public accounting firm and is responsible for the oversight of such firm. A copy of the Audit Committee’s charter is available on the Company’s website at: www.wbst.com. During 2019, the Audit Committee held 5 meetings. The members of the Audit Committee currently are Ms. Osar (Chair) and Messrs. Crawford, Pettie, and Ms. Hayles. Each of the members of the Audit Committee meets the independence requirements of the rules of the NYSE and applicable rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee is financially literate and that Mses. Osar and Hayles and Messrs. Crawford and Pettie qualify as “audit committee financial experts”, as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Board has appointed a Compensation Committee. During 2019, the Compensation Committee held 5 meetings. Compensation Committee meetings are attended by Webster’s President and CEO, other than while his compensation and benefits are discussed. For a description of the role of Webster’s CEO in determining or recommending the amount of compensation paid to our named executive officers during 2019, see “Compensation Discussion and Analysis”. The members of the Compensation Committee currently are Messrs. Morse (Chair), Atwell, Crawford and Ms. Flynn. Each of the members of the Compensation Committee meets the independence requirements of the rules of the NYSE, and also serves as the Compensation Committee of the Company’s subsidiary, Webster Bank. A copy of the Compensation Committee’s charter is available on the Company’s website at: www.wbst.com. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof.

Pursuant to the Compensation Committee’s charter, among other responsibilities, the Committee is charged with annually reviewing and approving annual bonus arrangements and long-term incentive compensation paid to the CEO. The Committee reviews and makes recommendations to the Board with respect to the annual base salary, and severance and/or change in control or similar agreements/provisions, if any, for the CEO; annually determining such compensation and benefits for the members of the Company’s Operating Management Committee other than the CEO; annually recommending to the Board the content of the annual performance evaluation for the CEO and reviewing performance evaluations for all members of the Operating Management Committee; administering and implementing the Company’s performance based incentive plans; reviewing the talent management and succession planning processes to ensure that there is a pool of qualified candidates to fill future Operating Management Committee positions; and reviewing and approving on a periodic basis the Company’s employee stock ownership guidelines. The Committee also reviews and makes recommendations to the Board with respect to director compensation.

For information on the role of compensation consultants determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis – Compensation Consultant.”

Executive Committee

The Board has appointed an Executive Committee that has responsibility for serving as an exploratory committee for mergers and acquisitions and to serve as an ad hoc committee as needed. The Executive Committee did not meet during 2019. The members of the Executive Committee are Messrs. Smith (Chair), Atwell, Ciulla, Morse, Pettie, and Ms. Osar.

Nominating and Corporate Governance Committee

The Board has appointed a Nominating and Corporate Governance Committee that has overall responsibility for recommending corporate governance process and board operations for the Company. The Nominating and Corporate Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, and recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. A copy of the Nominating and Corporate Governance Committee’s charter is available on the Company’s website at: www.wbst.com. During 2019, the Nominating and Corporate Governance Committee held 2 meetings. The members of the Nominating and Corporate Governance Committee are Messrs. Atwell (Chair), and Morse and Mses. Flynn and States. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the NYSE.

Risk Committee

The Board has appointed a Risk Committee whose primary function is to assist the Board in fulfilling its oversight responsibilities regarding the Company’s enterprise risk management, receiving information regarding the Company’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to the Company. The Risk Committee also has responsibility for overseeing management’s monitoring of security issues. During 2019, the Risk Committee held 4 meetings. The members of the Risk Committee are Mr. Pettie (Chair), and Mses. Flynn, Hayles, Osar and States.

Director Qualifications and Nominations

Each year, the Board undergoes a self-assessment process to evaluate performance of the Board and Committees. As part of the self-assessment process, the Board considers which attributes and skill sets are important to ensure optimal performance of the Board. The information learned through this process is utilized when considering outside director candidates.

The Board believes that it should be composed of directors with diverse experience in business and in areas that are relevant to the Company, and that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long term interests of the shareholders.

Directors should also have an objective perspective and practical wisdom, and should be willing and able to devote the required amount of time to Webster’s business. In addition to depth and breadth of business and civic experience in leadership positons, a potential director’s ties to Webster’s markets are considered in order to ensure diversity and broad geographic and demographic representation reflective of the markets served. These attributes are embodied in Webster’s Qualification Guidelines for Board Members. The Nominating and Corporate Governance Committee reviews and assesses the effectiveness of the Guidelines periodically.

The Board is committed to sustaining a board that achieves balance between depth of experience in the oversight of Webster and fresh approaches to oversight and strategic deliberations, particularly as Webster’s business and best practices of corporate governance evolve. Consistent with this commitment to constructive refreshment, Webster has added four new outside directors since 2014 and, with Messrs. Crawford and Smith’s retirement effective with the 2020 Annual Meeting, will have had six directors retire.    Another new outside director, Ms. Ianieri, has been nominated for the 2020 Annual Meeting.

When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into account a number of factors in addition to the foregoing competencies, including the following:

•	independence from management;
•	judgment, skill, integrity and reputation;
•	relevant specific industry experience;
•	age, gender and ethnic background;
•	current position with another business or entity;
•	potential conflicts of interests with other pursuits; and
•	existing ties to the Company’s and Bank’s markets.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others, including third party search firms. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

Webster’s Bylaws permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, provided such nominations are made pursuant to timely notice in writing to the Secretary of Webster. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Webster not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders. If less than 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received by Webster not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on February 14, 2020 and by filing a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, with the SEC on February 14, 2020. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 13 of Webster’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Section 13 of Webster’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Webster which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice, (i) the name and address, as they appear on Webster’s books, of such shareholder, and (ii) the class and number of shares of Webster which are beneficially owned by such shareholder. In considering any nominees for directors recommended by a shareholder, the Nominating and Corporate Governance Committee considers, among other things, the same factors set forth above.

Compensation of Directors

The following table summarizes the compensation paid to Webster’s non-employee directors during 2019. Employee directors of Webster receive no additional compensation for serving as directors or committee members of Webster or its subsidiaries. Except as described below, no other compensation was paid to any such director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (4)	Option Awards ($) (5)	All Other Compensation ($)		Total ($)
William L. Atwell	78,750	(1)	75,974	—	2,120	(6)	156,844
Joel S. Becker	14,625	(1)	—	—	—		14,625
John J. Crawford	69,125	(1)	61,849	—	1,876	(6)	132,850
Elizabeth E. Flynn	64,375	(1)	61,849	—	1,793	(6)	128,017
E. Carol Hayles	63,000	(1)	61,849	—	2,125	(6)	126,974
Laurence C. Morse	70,000	(1)	61,849	—	1,793	(6)	133,642
Karen R. Osar	78,000	(1)	61,849	—	1,793	(6)	141,642
Mark Pettie	76,000	(1)	61,849	—	1,793	(6)	139,642
James C. Smith	250,000	(2)	—	—	450,000	(3)	700,000
Lauren C. States	59,625	(1)	61,849	—	1,793	(6)	123,267

[1]	Includes Board and committee retainers paid in 2019. Mr. Becker retired as a director as of the 2019 annual meeting of shareholders.

[2]	Fees received during 2019 for Mr. Smith’s service as non-executive Chairman of the Board pursuant to his Retirement and Advisory Services Agreement.

[3]

Annual advisory fee received by Mr. Smith during 2019 for his service as an advisor to the Company pursuant to his Retirement and Advisory Services Agreement. This arrangement terminated by its terms on December 31, 2019. The services performed by Mr. Smith as an advisor included: (1) providing support, advice, and counsel to the CEO of the Company regarding the Company’s business; (2) consulting with the CEO of the Company, including with regard to the leadership transition; (3) assisting with special projects, including specifically with regard to HSA Bank initiatives; (4) assisting in maintaining and developing community, customer, regulatory, and business relationships; and (5) performing other services consistent with his experience and expertise requested by the Board from time to time.

[4]

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the restricted shares awarded to Mses. Flynn, Hayles, Osar and States and Messrs. Atwell, Crawford, Morse and Pettie in 2019 was $51.93 per share. The assumptions used to calculate the amount recognized for these stock awards are set forth in Note 19 to Webster’s audited financial statements contained in Webster’s Form 10-K for the year ended December 31, 2019. As of December 31, 2019, Mses. Flynn, Hayles, Osar and States and Messrs. Crawford, Morse and Pettie each had 1,191 unvested restricted shares from the annual equity grants in 2019, and Mr. Atwell had 1,463 shares. Mr. Smith had 24,386 (at target) unvested performance based restricted shares.

[5]

No stock options were granted to non-employee directors in 2019. As of December 31, 2019, the only director who had options outstanding, all of which are currently exercisable, was Mr. Smith with 221,800.

[6]	Reflects the dollar amount of dividends paid on unvested restricted stock for the fiscal year ended December 31, 2019.

Webster uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Webster targets director compensation to be at the median for its peer group (as described in “Compensation Discussion and Analysis” below), with the opportunity to earn significantly more based on Webster’s total shareholder return. Stock Ownership Guidelines have also been established for directors to closely align directors’ interests with those of Webster’s shareholders.

Annually, Webster engages an independent compensation consultant McLagan, which is part of the Rewards Solutions practice at Aon plc (“McLagan”), to offer market perspectives on the compensation of Webster’s directors. To provide this perspective, McLagan utilizes publicly available proxy information from Webster’s Peer Group. During its review in early 2019, McLagan determined that Webster’s directors were positioned fairly, relative to the peer group median and, therefore, did not recommend any changes to Director compensation for 2019. The Compensation Committee reviewed the information and agreed with this recommendation.

In addition to payment of annual board and committee retainers, the Lead Independent Director received 1,463 shares of restricted stock and each of the other non-employee directors received 1,191 shares of restricted stock. Per his Retirement and Advisory Services Agreement, Mr. Smith was not eligible to receive equity grants. All restricted stock vests after one year and has a two year holding period following the vesting period. Webster continued to reimburse directors for reasonable travel expenses incurred in connection with attending Board meetings.

The following schedule shows the retainer fees in effect in 2019:

Retainer	Amount
Annual Board Retainer - Non-Executive Chairman	$250,000
Annual Board Retainer - Lead Independent Director	$66,500
Annual Board Retainer - Director	$47,000
Annual Audit Committee Retainer - Chair	$24,000
Annual Audit Committee Retainer - Member	$9,000
Annual Compensation Committee Retainer - Chair	$18,500
Annual Compensation Committee Retainer - Member	$7,000
Annual Nominating & Corporate Governance Committee Retainer - Chair	$12,000
Annual Nominating & Corporate Governance Committee Retainer - Member	$4,500
Annual Risk Committee Retainer - Chair	$20,000
Annual Risk Committee Retainer - Member	$7,000

Webster stock ownership guidelines require non-employee directors to own Webster Common Stock with a market value equal to at least $300,000. Non-employee directors who do not meet the guidelines agree to hold all long term incentives, which include vested restricted stock and exercised stock options (net of exercise price and taxes), until they achieve the required ownership threshold of Webster Common Stock.

Communications with Directors

The Company’s shareholders and other interested persons who want to communicate with the Board of Directors, any individual Director, the Lead Director, the non-management directors as a group or any other group of directors, can write to:

[Name of Director or Directors]

c/o Lead Director of the Board of Directors

Webster Financial Corporation

P.O. Box 1986

Waterbury, CT 06722

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the intended recipient(s) or the full Board, as appropriate.

Director Attendance at Annual Meetings

Webster typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Last year all of the individuals then serving as directors attended the annual meeting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Named Executive Officers of Webster Financial Corporation

The following table sets forth information regarding the CEO, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving on December 31, 2019 (the “named executive officers” or “NEOs”).

Name	Age as of December 31, 2019	Positions with Webster and Webster Bank
John R. Ciulla	54	President, Chief Executive Officer and Director
Glenn I. MacInnes	58	Executive Vice President and Chief Financial Officer
Christopher J. Motl	49	Executive Vice President, Head of Commercial Banking
Nitin J. Mhatre	49	Executive Vice President, Head of Community Banking
Charles L. Wilkins	58	Executive Vice President, Head of HSA Bank

Provided below is biographical information for each of Webster’s NEOs, other than Mr. Ciulla. For information regarding Mr. Ciulla, see “Election of Directors-Information as to Nominees.”

Glenn I. MacInnes is Executive Vice President and Chief Financial Officer of Webster and Webster Bank. He joined Webster in 2011. Prior to joining Webster, Mr. MacInnes was Chief Financial Officer at New Alliance Bancshares for two years and was employed for 11 years at Citigroup in a series of senior positions, including Deputy CFO for Citibank North America and CFO of Citibank (West) FSB. Mr. MacInnes serves on the Board of Wellmore Behavioral Health, Inc.

Nitin J. Mhatre is Executive Vice President, Head of Community Banking of Webster and Webster Bank. He joined Webster in October 2008 as Executive Vice President, Consumer Lending of Webster Bank and was appointed Executive Vice President, Consumer Finance in January 2009. He was promoted to his current position in August of 2013. Prior to joining Webster, Mr. Mhatre worked at Citigroup across multiple geographies including St. Louis, Missouri, Stamford, Connecticut, Guam, USA and India, in various capacities. In his most recent position, he was the Managing Director for the Home Equity Retail business for CitiMortgage based in Stamford, Connecticut. Mr. Mhatre is Chairman of the Board for the Consumer Bankers Association headquartered in Washington, D.C., and also serves on the board of Junior Achievement of Southwest New England.

Christopher J. Motl is Executive Vice President, Head of Commercial Banking of Webster and Webster Bank. He joined Webster in 2004 and was responsible for establishing and growing the Sponsor and Specialty Banking Group and was most recently Executive Vice President and Director of Middle Market Banking. Prior to joining Webster, Mr. Motl worked at CoBank, where he was Vice President and Relationship Manager. Mr. Motl is on the board of Special Olympics of Connecticut and the Travelers Championship.

Charles L. Wilkins is Executive Vice President of Webster and Webster Bank and Head of HSA Bank. He joined Webster in January 2014. Prior to joining Webster, he was President of his own consulting practice specializing in healthcare and financial services from June 2012 to December 2013.

Compensation Committee Report

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures that follow. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2019 fiscal year, and the Board has approved the recommendation.

Compensation Committee

Laurence C. Morse (Chair)

William L. Atwell

John J. Crawford

Elizabeth E. Flynn

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) discusses in detail the 2019 executive compensation program for the Company’s NEOs. The Compensation Committee (“Committee”) recommends the base salary for the CEO to the Board of Directors, approves the annual cash incentive and long-term equity-based incentives (“LTI”) for the CEO, and approves the compensation for Webster’s other NEOs. Non-NEO members of the Operating Management Committee are also compensated under the same compensation program.

At the annual meeting of shareholders held on April 25, 2019, Webster held an advisory vote on executive compensation. Approximately 98% of the shares of Webster Common Stock that were voted on the proposal were voted for the approval of the compensation of the NEOs as discussed in Webster’s 2019 Proxy Statement. The Committee considers the outcome of the vote when determining compensation policies and setting NEO compensation and believes that the results show strong support for Webster’s compensation policies and programs. No changes in the overall structure of the compensation program were made in 2019.

Highlights of 2019 Operating Performance

Webster reported record net income driven by higher revenue, disciplined expense management and further improvement in asset quality. Strong loan demand boosted revenue. Webster continued its investment in key strategies that are expected to increase Economic Profit1 over time.

Highlights Summary (results versus prior year)

•	Record total revenue of $1.2 billion, up 4.3%

•	Record net income of $382.7 million, up 6.2%

•	Record net income applicable to common shareholders of $373.0 million, up 6.1%

•	Record pre-provision net revenue of $524.4 million, up 8.4%

•	Efficiency Ratio[2] of 56.8% versus 57.8% in 2018

[1]

Economic Profit is a non-GAAP measure and is calculated at the consolidated and business unit level. Economic Profit is defined as net income less the imputed cost of equity capital which we estimate at 9.5%.

[2]

Efficiency Ratio is a non-GAAP measure which quantifies the cost expended to generate a dollar of revenue. Refer to our 2019 Annual Report for further information regarding the use of non-GAAP financial measures and reconciliation to the most directly comparable GAAP financial measures.

•	Net charge-offs as a percentage of average loans and leases of 0.21%, up from 0.16%

•	Overall loan growth of 8.5% compared to 5.4% reported in the prior year

•	Deposit growth of 6.7% compared to 4.1% in the prior year

•	Return on Average Common Shareholders’ Equity of 12.83% vs. prior year of 13.37%

•	Return on Average Tangible Common Shareholders’ Equity of 16.01% vs. prior year of 17.17%

•	Return on Average Shareholders’ Equity of 12.48% vs. prior year of 12.65%, which exceeded our estimated cost of capital of 10%

•	Return on Average Assets of 1.32% vs. prior year of 1.33%

Objectives of Compensation Program

Webster’s executive compensation program is designed to attract, engage and retain qualified executives and to reward actions and results that the Committee and Board of Directors believe will increase Economic Profit and maximize shareholder return. Special attention is given to ensuring that compensation plans do not encourage NEOs or other executives to take excessive risks.

Webster’s executive compensation program is highly performance based and closely aligns total compensation with achievement of Webster’s financial and strategic goals. A meaningful portion of total compensation is variable and tied to future shareholder return, thereby rewarding NEOs and other executives for pursuing strategies that are expected to increase Economic Profit over time.

The compensation program has four primary objectives:

•	Performance Based - A majority of total compensation is intended to be variable based on the Company’s success in achieving pre-established financial and strategic goals.

•

Equity Based - A meaningful portion of the total compensation opportunity is equity-based and is highly dependent on: absolute return on equity (“ROE”); and relative total shareholder return (“TSR”) over a three-year period.

•

Competitive - Total compensation opportunities should be competitive, thus enabling Webster to attract, engage and retain highly qualified NEOs and other executive officers who will be motivated to achieve Webster’s financial and strategic goals.

•

Safety and Soundness - Webster’s incentive compensation programs reward individual actions and behaviors that support Webster’s mission, business strategies and performance-based culture and do not encourage excessive risk taking.

Compensation Best Practices

The Committee annually reviews best practices in executive compensation and governance and continues to enhance our policies and practices, which include the following:

2019 Compensation and Governance Best Practices

We Do	We Do Not
Provide a substantial portion of each NEO’s total compensation opportunity in the form of variable pay, such that actual compensation is closely tied to financial performance and business results	Have employment agreements
Have robust stock ownership guidelines that are reviewed annually and include a one-year post vesting holding period that remains in effect if the executive terminates from the Company	Allow stock option repricing
Have a long-term equity program that is 75% performance based driving a pay for performance culture	Provide excise tax gross-up provisions in any agreements with our NEOs
Review the compensation Peer Group annually	Pay dividends on unvested performance shares
Have an independent Compensation Consultant to the Compensation Committee	Allow hedging or pledging of shares

Setting 2019 Compensation

In February 2019, the Committee reviewed all elements of compensation for NEOs and approved the compensation structure. This structure is intended to provide NEOs with a compensation opportunity commensurate with persons with similar duties and responsibilities at other financial institutions of similar size. In determining levels of NEOs’ overall compensation, the Committee also considers the qualifications and experience of the respective officer, Webster’s size and complexity of operations and, to a certain extent, the compensation paid to other persons employed by the Company. The Committee uses external data as input for the Committee’s analysis and to obtain a general understanding of current market compensation practices, rather than as strict rules for establishing compensation. A meaningful portion of pay is tied to financial and strategic performance. Consequently, actual compensation received will vary from targeted compensation.

Compensation Consultant

In carrying out its responsibilities, the Committee engages McLagan, which is part of the Rewards Solutions practice at Aon plc (“McLagan”), an independent compensation consultant, to offer market perspectives on annual pay, current executive compensation trends and compensation programs currently in place at Webster. The consultant also provides insight into regulatory issues affecting compensation. The Committee has the authority to hire and terminate the consultant and determine the nature and scope of the consultant’s assignments. The Committee has engaged McLagan since June 2010. The Committee reviewed the work performed by McLagan and, under SEC and NYSE regulations, determined that the work did not create a conflict of interest.

McLagan provided the Committee ongoing insights relating to trends in executive compensation in the banking sector. At the direction of the Committee, McLagan reviewed all elements of compensation for the

NEOs and other executive officers and made recommendations with regard to plan design. McLagan also reviewed an analysis of Webster’s 2019 performance relative to peers and opined on management’s proposals to the Committee regarding 2019 executive compensation. McLagan attended all Committee meetings and in each meeting had the opportunity to meet with the Committee in executive session. The Committee weighs the consultant’s perspective as part of its decision-making process. The Committee communicates compensation decisions directly to management. The Committee utilized market context and recommendations from McLagan when determining the amount and form of compensation paid to Webster’s executive officers during 2019.

Compensation Peer Group

The Committee uses a combination of proxy information from the Peer Group and available market compensation survey data to review annually the compensation of Webster’s NEOs relative to comparable positions. The Committee may also use comparisons to the Peer Group to consider other market practices relevant to the scope of the NEOs’ responsibilities. This may include, for example, change in control provisions and stock ownership guidelines.

In 2019, the Committee considered actual and, where available, target compensation data from the Peer Group, along with available market compensation survey data. This data was presented by McLagan and contributed to an assessment of the competitiveness of actual and target pay for Webster’s NEOs.

The Committee reviews the composition of the Peer Group annually with the assistance of McLagan with the objective of maintaining a group of peer banks that individually and collectively represent suitable comparators for compensation-related analyses. Suitability is defined using a number of factors, including size, scope, business mix and geographic focus. Scope measures include total assets, net revenue, market capitalization and number of employees. Business mix is reflected by an analysis of loan composition (consumer, real estate, commercial and construction) and revenue composition (sources and proportion of net interest income and non-interest income). Banks with a geographic focus outside the continental United States are excluded regardless of the appropriateness of their scope and business mix. In late 2018, at the request of the Committee, McLagan prepared an evaluation of our Peer Group for use in 2019. As a result of the evaluation, a recommendation was made that seven companies be added to the Peer Group increasing the total number of companies to 19. The new additions to the Peer Group were: Chemical Financial Corporation; IBERIABANK Corporation; Old National Bancorp; Prosperity Bancshares, Inc.; UMB Financial Corporation; Umpqua Holdings Corporation; and United Bankshares. The Committee approved the recommendation and identified the 19 companies listed below as the Peer Group for 2019.

2019 Compensation Peer Group[1]
Company	Total Assets (in millions)

Associated Banc-Corp	$33,652

BancorpSouth, Inc.	$17,222

BOK Financial Corporation	$33,833

Chemical Financial Corporation	$20,282

Commerce Bancshares, Inc.	$24,524

Cullen/Frost Bankers, Inc.	$30,687

F.N.B. Corporation	$32,257

Fulton Financial Corporation	$20,172

Hancock Whitney Company	$27,925

IBERIABANK Corporation	$30,126

Old National Bancorp	$17,482

People’s United Financial, Inc.	$44,574

Prosperity Bancshares, Inc.	$22,570

Synovus Financial Corporation	$31,740

TCF Financial Corporation	$23,184

UMB Financial Corporation	$20,531

Umpqua Holdings Corporation	$26,480

United Bankshares, Inc.	$19,207

Valley National Bancorp	$30,182

75th Percentile	$31,214

Median	$26,480

25th Percentile	$20,407

Webster	$27,036

Webster Percent Rank	52%

[1]	Data as of September, 2018 and is provided by McLagan

Subsequent to the approval of the Peer Group, in 2019 Chemical Financial Corporation and TCF Financial Corporation merged. The new company (TCF Financial Corporation) remained in the 2019 Peer Group bringing the total number of companies in the Peer Group following the merger to 18 from 19.

Elements of 2019 Compensation

Webster’s compensation program has three basic elements: base salary, annual cash incentive and LTI. The annual cash incentive rewards current year performance, while the LTI aligns the NEOs’ interests with the long-term goals and performance of the Company. LTI grants consist of a 75%/25% mix of performance-based shares and time-based restricted stock. Performance shares have a three-year performance period with cliff vesting, and time-based restricted stock has a three-year vesting schedule of one-third on each anniversary date of the grant.

The Committee reviews all elements of compensation annually, separately and in aggregate, to ensure that the total amount of compensation is within appropriate competitive parameters based on data from independent sources and based on the performance of the Company and NEOs.

In late 2018, the Committee engaged McLagan to provide an analysis of Webster’s total compensation as well as the individual components compared to the Peer Group and McLagan’s 2018 Top Management Compensation Survey. This was supplemented by management with other data from available market compensation survey data. This aggregate data contributed to an assessment of the competitiveness of actual and target pay for Webster’s NEOs. Based on the findings, the Committee set the components of pay and the weight of each component creating a structure that reflects Webster’s objectives for compensation (as described earlier) while allowing individual variations based on job scope, tenure, retention risk and other factors relevant to the Committee. Based on 2018 performance, the Committee approved 2019 total direct compensation for NEOs, which was moderately higher than compensation for 2018, given the continued improvement in financial and credit-related results, considerable progress toward setting and achieving strategic goals and financial performance that exceeded the Peer Group’s performance. The Committee intended that total direct compensation (including the February 2019 LTI grants based on 2018 performance) be moderately higher than median Peer Group compensation.

The chart below sets forth target total direct compensation by component, including target and pay mix of each component by NEO for the program approved in February 2019. For purposes of this table, “pay mix” represents the percentage of total direct compensation for each component.

2019 Components of Total Direct Compensation at Target

Name and Principal Position	Salary		Annual Cash Incentive		Total Cash Compensation		Long-Term Incentive		Total Direct Compensation
	Year- End 2019	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix
John R. Ciulla President and CEO	$975,000	26%	$975,000	26%	$1,950,000	53%	$1,755,000	47%	$3,705,000	100%
Glenn I. MacInnes EVP and CFO	$500,000	33%	$400,000	27%	$900,000	60%	$600,000	40%	$1,500,000	100%
Christopher J. Motl EVP, Head of Commercial Banking	$490,000	36%	$392,000	29%	$882,000	64%	$490,000	36%	$1,372,000	100%
Nitin J. Mhatre EVP, Head of Community Banking	$420,000	36%	$336,000	29%	$756,000	64%	$420,000	36%	$1,176,000	100%
Charles L. Wilkins EVP, Head of HSA Bank	$400,000	36%	$320,000	29%	$720,000	64%	$400,000	36%	$1,120,000	100%

Salary

Annual salary is the only fixed component of Webster’s executive compensation program. In setting salary, the Committee looks at current pay practices, Peer Group comparisons and general market analysis in consultation with its compensation consultant, McLagan. The Committee then establishes salaries that are competitive to the Peer Group and the external market for similar positions. The Committee reviews the salaries on an annual basis.

In the case of a change in role, an officer’s new responsibilities, external pay practices, internal equity, past performance and experience are all considered in determining whether a change in salary is warranted.

As part of the Committee’s annual salary review, salaries were determined to be below median when compared with the actual proxy data of the Peer Group and benchmark survey information. In 2019, all of the NEOs received an adjustment to base salary as a result of this review.

Annual Cash Incentive Compensation – Plan Overview

Annual cash incentive compensation is variable based on performance and ties a significant portion of the NEOs’ compensation to achievement of the Company’s annual financial plan and also considers financial performance relative to the Peer Group. The Committee approves measurements for the plan annually. For 2019, target incentives were set for each of the NEOs between 26% and 29% of total compensation. The plan is designed so that the weighted average performance for the financial measures must exceed a predetermined threshold before a payout can be made.

The plan is structured to calculate incentives based on two Primary Components:

1.

Corporate Component - This component has two elements: Financial Performance relative to plan and Performance Relative to Peer Group. Financial Performance is determined by scoring performance against four pre-established financial measures tied to the annual financial plan. Each measure is weighted based on relative importance, and then the measures are totaled to determine a weighted score. Adjustments to this score may then be made, by as much as 20 percentage points, based on the Committee’s assessment of the Company’s performance against financial performance goals and their degree of difficulty and the Committee’s assessment of performance against the four pre-established financial measures relative to the Company’s Peer Group.

2.

Line of Business Component - The Line of Business Component is determined based on the financial performance of the line of business against its pre-established financial goals, and the line of business performance against significant strategic objectives for the year. Adjustments may then be made based on the CEO’s and the Committee’s assessment of results against objectives, the competitive environment and the degree of difficulty of the goals. The program dictates that the Line of Business Component is not scored or paid out unless the Corporate Component is scored at or above its threshold payout level. Messrs. Motl, Mhatre, and Wilkins are the line of business heads among the NEOs.

The Corporate Component rating generates a potential funding of 0% to 150% of target. A score of 100% would pay out at target. There is an aggregate threshold score of approximately 85%, which generates a payout of 50% of target, below which no payout is earned. Scores below 50% on an individual measure are reduced to zero and a total weighted score below 50% on the four goals in the aggregate earns no payout.

The two Primary Components are weighted based on each NEO’s responsibilities. The weighting of the Primary Components is shown in the chart below.

2019 Weight of Primary Components

Name	Corporate Performance	Line of Business Performance
John R. Ciulla	100%	0%
Glenn I. MacInnes	100%	0%
Christopher J. Motl	40%	60%
Nitin J. Mhatre	40%	60%
Charles L. Wilkins	40%	60%

Annual Cash Incentive Scoring - Results

Corporate Financial Performance - Webster’s 2019 results compared to plan are set forth in the table below. The Committee has discretion to make adjustments for extraordinary, unusual or non-recurring items. For 2019, none of these occurred so no adjustments were made.

2019 Annual Cash Incentive – Corporate Financial Performance

Financial Metric	Threshold	Target	Maximum	Actual[1]	Score	Weight	Weighted Score
Pre-Tax Pre-Provision Income	$462.9	$551.3	$639.7	$524.5	84.8%	35%	29.7%

Return on Average Equity	10.63%	12.85%	15.06%	12.48%	91.7%	30%	27.5%

Efficiency Ratio	59.22%	56.69%	55.73%	56.77%	98.4%	20%	19.7%

Credit:

NPLs / Average Loans[2]	1.24%	1.01%	0.77%	0.80%	144.3%	7.5%	10.8%

NCOs / Average Loans[2]	0.25%	0.20%	0.15%	0.21%	92.6%	7.5%	6.9%

					Total	100%	94.6%

[1]	Actual results used for compensation calculation differs from GAAP.

[2]

NPL is an abbreviation for non-performing loans and NCO is an abbreviation for net charge-offs. Average loans for the Corporate Financial Performance are defined as the average of the four quarters’ ending loan balances.

Performance Relative to Peer Group - As previously described, the Committee has discretion to adjust the Corporate Component Score by plus or minus 20 percentage points based on Webster’s performance against pre-established financial measures or performance relative to its Peer Group. The table below shows Webster’s performance relative to the eighteen companies in the Peer Group.

2019 Annual Cash Incentive - Performance Relative to Peer Group
Financial Metric[1]	2019				2018
	Results	% Rank	Weight	Weighted Score	% Rank	Weight	Weighted Score
Pre-Tax Pre-Provision Income/Avg. Assets	1.80%	83%	35%	29.2%	75%	35%	26.3%
Return on Average Equity	12.48%	94%	30%	28.3%	75%	30%	22.5%
Efficiency Ratio	56.83%	67%	20%	13.3%	58%	20%	11.7%
Credit:
NPLs / Average Loans[2]	0.80%	22%	7.5%	1.7%	17%	7.5%	1.3%
NCOs / Average Loans[2]	0.21%	39%	7.5%	2.9%	67%	7.5%	5.0%

		Weighted Score		75.4%	Weighted Score		66.8%

[1]	Data as reported by SNL Securities for comparability.

[2]

NPL is an abbreviation for non-performing loans and NCO is an abbreviation for net charge-offs. Average loans for the Performance Relative to Peer Group are defined as the average of the four quarters’ ending loan balances.

Final Corporate Component - The Committee recognized Webster’s continued strong performance relative to the Peer Group and determined that a positive adjustment of 5.0% to the financial performance score was appropriate.

2019 Annual Cash Incentive – Financial Performance and Adjustments

Financial Performance	Peer Group Adjustment	Final Corporate Component
94.6%	5.0%	99.6%

Line of Business Component - The annual incentives for the line of business leaders are based 60% on the results of the respective line of business and 40% on corporate results. The line of business results are based on a combination of financial metrics and strategic initiatives. The results for each line of business are shown in the table below.

2019 Annual Cash Incentive - Line of Business Component
Line of Business	Financial Metrics		Strategic Initiatives		Final Score
	Weight	Weighted Score	Weight	Weighted Score
Commercial Banking	80%	70.7%	20%	24.4%	95.1%
Community Banking	80%	77.8%	20%	20.8%	98.6%
HSA Bank	60%	58.4%	40%	39.2%	97.6%

2019 Annual Cash Incentive Compensation Awarded in February 2020

Individual NEO Performance - Individual performance is determined through the annual review process as part of the Company-wide performance management process. Each NEO is evaluated based on achievement of individual performance objectives which include strategic goals, personal behavior, risk management, regulatory compliance and people leadership. The Committee evaluates the CEO, and the CEO evaluates the other NEOs in consultation with the Committee.

NEO’s Performance Summaries for 2019

Name	Performance Summary
John R. Ciulla

•  Provided strong leadership of the Company including focus on strategic objectives for future growth

•  Total revenue for the Company increased by 4.3%

•  Net income for the Company increased by 6.2%

•  Increase in Tangible Book Value by 14.9% to $2.5 billion

•  Generated Economic Profit, or returns in excess of our estimated 9.5% cost of capital for the second consecutive year

•  Continued to make material progress on Environmental, Social and Governance targets, including Co-chairing the company’s Diversity and Inclusion Council

Glenn I. MacInnes

•  Provided strong financial guidance that helped achieve the Company’s financial objectives

•  Net income for the Company increased by 6.2%

•  Efficiency ratio (non-GAAP) for the Company of 56.8% vs 57.6% in 2018

•  Instrumental in the Company’s disciplined approach to capital allocation and management

•  Continued to strengthen the Company’s control environment

•  Leadership of Investor Relations activities and interaction with investors

NEO’s Performance Summaries for 2019

Name	Performance Summary
Christopher J. Motl

•  Pre-tax, pre-provision net revenue of $250.3 million

•  Return on Allocated Capital of 13.7%

•  Loans in Commercial Banking increased by 10.1%

•  Deposits in Commercial Banking increased by 8.7%

•  Strategic initiatives resulted in Investor CRE loan growth of 23%

•  Maintained strong asset quality metrics, including improved levels of NPLs and Commercial Classified Loans, both of which remain at cycle lows

•  Improved Treasury sales and servicing customer experience

Nitin J. Mhatre

•  Pre-tax, pre-provision net revenue of $121.6 million

•  Loans in Community Banking increased by 6.3%

•  Deposits in Community Banking increased by 5.7%

•  Improved customer satisfaction and NPS ratings

•  Employee attrition at record low

•  Continued to optimize product delivery in meeting evolving customer preferences

Charles L. Wilkins

•  Pre-tax net revenue of $128.7 million

•  Deposits in HSA Bank increased by 11.8%

•  Accounts in HSA Bank increased by 9.3%

•  Improved processes relating to risk management

•  Developed long range plan for growth

•  Improved consumer NPS ratings

•  Focused on employee communications, engagement and training programs

2019 Annual Cash Incentive Compensation - Upon completing the scoring of the two Primary Components (Corporate and Line of Business), the scores are applied to the CEO’s and each NEO’s annual cash incentive target based on the weightings in the Weight of Primary Component Table to calculate the cash incentive awards. The Committee retains discretion to adjust the CEO’s calculated annual cash incentive award. The CEO retains discretion, in consultation with the Committee, to adjust the NEOs’ calculated annual cash incentive awards.

Discretionary Adjustment for Individual Performance - Based on the CEO’s assessment of each NEO’s (other than the CEO’s) individual performance measured against specific performance objectives and overall, the CEO may use discretion to determine a positive or negative adjustment to the calculated annual cash incentive award. Additionally, the CEO in consultation with the Chief Human Resources Officer and the Chief Risk Officer considers potential adjustments (referred to as meaningful consequences) based on each NEO’s record of identifying, managing and mitigating risk, including an assessment of outcomes in the areas of compliance, operating risk, credit, audit findings or regulatory citings, or other contributions that should be taken into account.

The Committee considers potential adjustments for the CEO based on his performance against performance objectives and his leadership of the Company. In addition, the Committee considers meaningful consequences adjustments to the CEO based on his record of managing and mitigating risk.

The CEO made a positive adjustment to the annual cash incentive payment of Mr. Motl in recognition of (i) his leadership and strong execution on strategic initiatives in Commercial Banking, including targeted growth in investor commercial real estate activities resulting in strong new customer acquisition and loan growth and (ii) maintaining strong asset quality metrics.

Management conducted a thorough review of risk management in the areas of regulatory, internal audit, operating and credit compliance and Sarbanes-Oxley (SOX). As a result of the review a downward adjustment was made to the annual cash incentive payment of Mr. Mhatre at the recommendation of the CEO and approval by the Committee.

2019 Final Payment Determination – The Committee determines and approves the short-term incentive award for the CEO and reviews and approves the short-term incentive awards that are recommended by the CEO for the other NEOs. The final tabulations for annual cash incentive compensation are set forth below.

2019 Annual Cash Incentive Compensation

Name	Annual Incentive Target	Corporate Component	Line of Business Component	Calculated Award	Individual Discretionary Adjustment	Total Cash Incentive Award
John R. Ciulla	$975,000	99.6%	Not Applicable	$971,100	$0	$971,100
Glenn I. MacInnes	$400,000	99.6%	Not Applicable	$398,400	$0	$398,400
Christopher J. Motl	$392,000	99.6%	95.1%	$379,848	$39,200	$419,048
Nitin J. Mhatre	$336,000	99.6%	98.6%	$332,640	-$16,800	$315,840
Charles L. Wilkins	$320,000	99.6%	97.6%	$314,880	$0	$314,880

Long-Term Incentive Compensation – Plan Overview

Long-Term Incentive Vehicles: Webster awards two forms of LTI grants, performance shares and restricted stock as displayed in the table below.

Long-Term Incentive Vehicles
Vehicle	Vesting	Rationale	Vehicle Mix
Performance Shares	Vests following the conclusion of three-year performance period	To align LTI with the achievement of 1) return on equity goals and 2) total shareholder return relative to peers	75%
Time-Vested Restricted Stock	One third vests per year	To provide LTI and retention value to the NEOs and other executives	25%

Performance Shares: Performance Shares vest following the conclusion of the three-year performance period and the Committee certifies the results based 50% on Company three-year total shareholder return relative to Webster’s Peer Group and 50% on the three-year average return on equity compared to plan. Performance must meet threshold levels or the shares are forfeited.

•

Three-year Total Shareholder Return reflects the rate of return including price appreciation plus reinvestment of dividends calculated as follows: (ending stock price – beginning price + dividends paid per share) / beginning stock price. Peer Group reflects Webster’s Compensation Peer Group listed in the Compensation Peer Group section at the start of the three-year period.

•	Average Return on Equity is calculated as the ratio of adjusted net income to adjusted average equity. The average return on equity targets are set annually during the performance period by the Committee giving consideration to the Board approved financial plan set at the end of the prior year. The score is calculated each year and then averaged over three years.

Payout Determination for Performance Shares Granted in February 2019 Based on 2019-2021 Performance

Payout Metric	Below Threshold Payout	Threshold Payout	Target Payout	Maximum Payout
Peer-relative three-year Total Shareholder Return	0%	50%	100%	150%
Average Return on Equity over three-year period	0%	10%	100%	150%

The Company does not vest performance-based restricted stock for performance below threshold. A threshold level of performance must be met for each metric in order for payment to be earned. Once threshold performance is achieved, actual awards will be interpolated between threshold and 150% of target.

Long-Term Incentive Compensation Awarded in February 2019

2019 Long-Term Incentive Grant - LTI grants made in February 2019 were made in the form of 75% Performance Shares and 25% time-vested restricted stock, as described above, based in part on each NEO’s 2018 performance and granted based on the NEOs’ 2018 base pay and LTI target percent.

The Committee may increase or decrease the CEO’s LTI award or the other NEOs’ LTI award based on a variety of factors including the Company’s prior year performance against financial and strategic goals. The Committee determines the recommended grant for the CEO and reviews and approves the CEO’s recommendation for the other NEOs. The Committee approved grants at target for the CEO and each NEO, as shown in the chart below.

2019 Long-Term Annual Incentive Compensation
Name	Long-Term Incentive Target	Long-Term Incentive Grant
John R. Ciulla	$1,305,000	$1,405,000
Glenn I. MacInnes	$522,500	$522,500
Christopher J. Motl	$361,250	$461,000
Nitin J. Mhatre	$318,750	$318,750
Charles L. Wilkins	$301,750	$301,750

Retirement Plans

Pension Plan - Webster Bank maintains a frozen defined benefit pension plan. Webster stopped benefit accruals under the plan for all employees, including the NEOs, after December 31, 2007. The Pension Benefits section of this Proxy Statement details pension benefits for the NEOs.

401(k) Plan - Webster Bank maintains a defined contribution 401(k) plan for eligible employees, including the NEOs. All participants in the plan, including each of the NEOs, are eligible to make pre-tax or Roth contributions from 1% to 75% of their pay, up to Internal Revenue Code (“IRC”) limits ($19,000 in 2019). Webster Bank matches the employee’s contributions on a dollar for dollar basis for the first 2% of pay the employee contributes and then 50 cents on the dollar for up to the next 6% of pay the employee contributes. In addition, Webster provides transition credits ranging from 1% to 6% of pay for those employees, including NEOs, who were hired before January 1, 2007 and had reached age 35 or older on January 1, 2008. The purpose of transition credits is to help offset the impact of freezing the pension plan. A two-year vesting schedule applies to all Webster contributions. Under IRC limits, annual compensation in excess of $280,000 in 2019 may not be taken into account for determining benefits or contributions under the qualified plan. Employees who are age 50 or older by the last day of the year may contribute an additional $6,000 to the plan.

Supplemental Defined Benefit Plan - Webster Bank maintains a frozen non-qualified supplemental defined benefit plan for certain executives, including NEOs, who were participants in the pension plan. The purpose of the plan was to provide these individuals with supplemental pension benefits in excess of IRC limits for tax qualified pension plans. The plan was frozen as of December 31, 2007. Thus, service and compensation after this date are not used in calculating an NEO’s benefit from the plan. None of the NEOs participated in this plan.

Supplemental Defined Contribution Plan - Webster Bank maintains a non-qualified supplemental defined contribution plan for certain executives, including the NEOs. This plan provides each NEO with an allocation to their supplemental 401(k) account equal to the additional match and transition credit contributions that the NEO would have received in the qualified 401(k) plan if there were no IRC compensation or deferral limits.

Non-Qualified Deferred Compensation Plan - The executive officers, including each of the NEOs, were eligible to participate in a closed voluntary non-qualified deferred compensation plan. The plan allowed employees at the senior vice president level and above to defer a portion of their compensation because of the statutory limits under the qualified plan. All deferrals under this plan ceased as of January 1, 2012, but distributions continue based on prior elections.

Employment Agreements

The NEOs do not have employment agreements; however, all NEOs are subject to change in control and non-competition agreements.

Other Executive Benefits

Webster offers a limited number of benefits to the NEOs and other executives in addition to the broad-based employee benefits program. Each benefit supports a specific objective, but falls within the overall purpose of recognizing leadership responsibility and contributions to the Company’s goals. Management reviews the benefits with the Committee for consistency with Webster’s organizational culture and market practices. These benefits, which are limited to Supplemental Defined Contribution Plan and additional life insurance benefits, are described in a footnote to the Summary Compensation Table.

Post-Termination Arrangements

Webster’s change in control practices are designed to retain the NEOs during rumored and actual change in control activity. During these times, continuity is a key factor in preserving the value of the business. Webster also provides other termination benefits designed to facilitate changes in key executives as needed. The amounts payable, triggering events and other terms of Webster’s change in control and other termination arrangements are set by the Committee based on Company policy and competitive market information. Webster reviews the provisions of the change in control agreements annually.

Executive Stock Ownership

Webster believes stock ownership by management is beneficial in aligning the interests of management and shareholders. Executive Stock Ownership Guidelines are established to enhance shareholder value and focus each executive’s attention on the long term success of the Company. Webster has adopted stock ownership guidelines for all of the executive officers, including the NEOs.

Name	Holding Requirements
John R. Ciulla	6X base salary
Glenn I. MacInnes	3X base salary
Christopher J. Motl	3X base salary
Nitin J. Mhatre	3X base salary
Charles L. Wilkins	3X base salary

Once achieved, ownership of the guideline amount must be maintained for as long as the executive is subject to the stock ownership guidelines. Even if stock ownership guidelines have been achieved, NEOs are required to continue to hold all net vested restricted stock and Performance Shares and net shares of Common Stock delivered after exercising stock options for a minimum of one year. This holding period will remain in effect if the NEO terminates from the Company. NEOs who do not meet the guidelines further agree to hold all net Common Stock received through LTI awards until they achieve their respective ownership thresholds. As of December 31, 2019, all NEOs with the exception of the CEO have met their stock ownership guidelines. Mr. Ciulla’s stock ownership guideline multiple was increased to 6X his salary as of January 1, 2018 when he became the new President & CEO. Prior to this, in 2017 he met his ownership requirement of 4X base salary.

Directors, officers and employees of Webster are prohibited from hedging their ownership of Webster securities, including through the use of options, puts, calls, short sales, futures contracts, equity swaps, collars or other derivative instruments relating to Webster securities, regardless of whether such directors, officers and employees have material non-public information about Webster. Directors and Executive Officers are prohibited from pledging their Webster securities as collateral for a loan.

Policy on Internal Revenue Code Section 162(m)

The Internal Revenue Code Section 162(m) generally places a $1 million limit on the amount of compensation a company can deduct in any one year for the company’s chief executive officer, chief financial officer and three other most highly compensated executive officers. While Webster’s NEO compensation was previously structured so that certain awards qualified for a performance-based compensation exemption from the deduction limitation, that exemption was eliminated beginning in 2018 as a result of the passage of the Tax Cuts and Jobs Act, other than with respect to payments made pursuant to certain grandfathered arrangements. The Company believes that the performance shares in the long-term incentive program awarded prior to 2018, including those that vested in 2019, qualify as performance-based pay under the applicable grandfathering rules. While the Compensation Committee considers deductibility as one factor in determining executive compensation, the Compensation Committee will continue to link pay with performance and consider other factors as noted above, and retains the flexibility to award compensation consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables contain certain compensation information for the President and CEO, Chief Financial Officer, Executive Vice President, Head of Commercial Banking, Executive Vice President, Head of Community Banking, and Executive Vice President, Head of HSA Bank.

Summary Compensation Table

Salary, bonus, incentive payments and other compensation amounts to Webster’s NEOs are summarized in the following table. Some of the amounts below represent the opportunity to earn future compensation under performance-based compensation incentives that may be forfeited based on future performance vesting. As a result of mixing compensation paid and contingent compensation, the totals shown in the Summary Compensation Table include amounts that the named executives may never receive.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
John R. Ciulla President and CEO	2019	960,577	-	1,407,973	971,000	24,900	218,416	3,582,866
	2018	896,154	-	993,176	1,150,000	(9,300)	182,996	3,213,026
	2017	725,000	-	548,498	875,840	11,500	129,388	2,290,226
Glenn I. MacInnes EVP and CFO	2019	495,192	-	523,574	398,400	-	113,579	1,530,745
	2018	475,000	-	498,980	485,000	-	105,576	1,564,556
	2017	475,000	-	1,103,526	471,359	-	98,097	2,147,982
Christopher J. Motl EVP, Head of Commercial Banking	2019	477,500	-	461,984	419,048	16,200	101,766	1,476,498
	2018	423,077	-	304,402	450,000	(6,400)	91,844	1,262,923
	2017	375,000	-	775,163	420,000	8,600	83,608	1,662,371
Nitin J. Mhatre EVP, Head of Community Banking	2019	411,346	-	319,444	315,840	-	86,709	1,133,339
	2018	375,000	-	304,402	340,000	-	80,223	1,099,625
	2017	375,000	-	331,131	330,230	-	76,775	1,113,136
Charles L. Wilkins EVP, Head of HSA Bank	2019	391,346	-	302,347	314,880	-	80,912	1,089,485
	2018	355,000	-	288,197	347,000	-	69,207	1,059,404

[1]

Amounts shown in this column are based on the grant date fair value related to restricted stock awards made in 2017, 2018 and 2019, in accordance with FASB ASC Topic 718. For 2017, Messrs. MacInnes and Motl received special retention restricted stock awards which are included in these amounts.

[2]	Amounts shown in this column represent cash awards paid under the performance-based annual incentive plan.

[3]

Webster Bank maintains both a frozen tax-qualified pension plan and a frozen non-qualified supplemental defined benefit plan. Benefit accruals for service and compensation were frozen after December 31, 2007. None of the current NEOs are eligible for the non-qualified supplemental defined benefit plan. The tax-qualified pension plan is described more fully in the Pension Benefits section of this Proxy Statement. The amounts in this column reflect the change in the actuarial present value of the NEOs’ benefits under the tax-qualified pension plan determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Specifically, the assumptions used to value the accumulated benefits at December 31, 2019 consisted of a 3.07% interest rate for the qualified plan versus 4.12% in 2018, and the Pri-2012 with MP-2019 Mortality Table. The change in pension value in 2019 is primarily due to the change in interest rates used to calculate the present value of the benefits and actuarial increases for executives over age 65, if applicable.

[4]

All Other Compensation includes amounts contributed or allocated, as the case may be, to the 401(k) plan (excluding the NEOs’ contributions to the qualified 401(k) plan), the non-qualified supplemental defined contribution plan, dividends paid on unvested restricted stock and on earned performance-based stock awards, the premium on a life insurance policy and any other payments received that are not included in other tables. All Other Compensation items in the Summary Compensation Table include the following amounts.

2019 All Other Compensation
Name	Company Contribution to 401(k) Plan ($)	Supplemental Defined Contribution Plan ($)	Dividends ($)	Premium on Life Insurance Policies ($)
John R. Ciulla	17,900	129,834	58,284	8,458
Glenn I. MacInnes	12,300	36,703	62,081	2,395
Christopher J. Motl	15,100	40,544	38,529	3,504
Nitin J. Mhatre	12,300	25,261	46,883	1,065
Charles L. Wilkins	12,300	24,611	34,756	8,945

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2019, the following table displays all non-equity incentive plan and equity incentive plan awards that were made to the NEOs.

Grants of Plan-Based Awards in 2019
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards[3] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John R. Ciulla	3/1/2019	487,500	$975,000	1,950,000	1,865	18,654	27,981	6,218	58.03	1,407,973
Glenn I. MacInnes	3/1/2019	200,000	$400,000	800,000	694	6,937	10,406	2,312	58.03	523,574
Christopher J. Motl	3/1/2019	196,000	$392,000	784,000	612	6,121	9,182	2,040	58.03	461,984
Nitin J. Mhatre	3/1/2019	168,000	$336,000	672,000	423	4,232	6,348	1,411	58.03	319,444
Charles L. Wilkins	3/1/2019	160,000	$320,000	640,000	401	4,006	6,009	1,335	58.03	302,347

[1]

Columns represent the potential payouts to each of the NEOs resulting from an award pursuant to the annual incentive compensation plan, subject to achievement of pre-established performance goals discussed in this Proxy Statement. Actual amounts earned by the NEOs are set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

[2]

Represents the threshold, target and maximum number of Performance Shares that may vest if performance targets for the 2019 through 2021 performance period are satisfied. Dividends will be deferred on the unearned Performance Shares and will be paid upon conclusion of the performance period to the extent earned.

[3]	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718 of all equity awards granted in 2019.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding option awards and unvested stock awards held by Webster’s NEOs as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End 2019
		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested[1] ($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
John R. Ciulla	2/22/2012	13,808	23.81	2/22/2022	-	-	-	-
	2/20/2013	15,528	23.00	2/20/2023	-	-	-	-
	3/20/2015	-	-	-	6,000[2]	320,160	-	-
	2/22/2017	-	-	-	814[3]	43,435	7,326[4]	390,915
	2/26/2018	-	-	-	3,116[3]	166,270	14,019[5]	748,054
	3/1/2019	-	-	-	6,218[3]	331,792	18,654[5]	995,377
Glenn I. MacInnes	2/22/2012	11,567	23.81	2/22/2022	-	-	-	-
	2/20/2013	22,828	23.00	2/20/2023	-	-	-	-
	2/22/2017	-	-	-	806[3]	43,008	7,250[4]	386,860
	2/22/2017	-	-	-	7,500[6]	400,200	-	-
	2/26/2018	-	-	-	1,566[3]	83,562	7,043[5]	375,814
	3/1/2019	-	-	-	2,312[3]	123,368	6,937[5]	370,158
Christopher J. Motl	2/20/2013	2,353	23.00	2/20/2023	-	-	-	-
	1/11/2017	-	-	-	10,000[2]	533,600	-	-
	2/22/2017	-	-	-	347[3]	18,516	3,122[4]	166,590
	2/26/2018	-	-	-	955[3]	50,959	4,297[5]	229,288
	3/1/2019	-	-	-	2,040[3]	108,854	6,121[5]	326,617
Nitin J. Mhatre	2/22/2012	14,239	23.81	2/22/2022	-	-	-	-
	2/20/2013	16,040	23.00	2/20/2023	-	-	-	-
	2/24/2016				7,500[2]	400,200	-	-
	2/22/2017				492[3]	26,253	4,423[4]	236,011
	2/26/2018				955[3]	50,959	4,297[5]	229,288
	3/1/2019				1,411[3]	75,291	4,232[5]	225,820
Charles L. Wilkins	1/2/2015	-	-	-	4,444[7]	237,132	-	-
	2/22/2017				466[3]	24,866	4,187[4]	223,418
	2/26/2018				904[3]	48,237	4,068[5]	217,068
	3/1/2019				1,335[3]	71,236	4,006[5]	213,760

[1]	Market value calculated by multiplying the closing market price of Webster’s Common Stock on December 31, 2019, which was $53.36, by the number of shares of stock.

[2]

The restricted stock award will vest one-fourth on the third anniversary of the grant; one-fourth on the fourth anniversary of the grant; and the remaining one-half will vest on the fifth anniversary of the grant.

[3]

The restricted stock award will vest one-third on the first anniversary of the grant; one-third on the second anniversary of the grant; and the final third will vest on the third anniversary of the grant.

[4]	The performance criteria were met after the close of the performance period on December 31, 2019. The performance value was 103% and will vest in February 2020.

Performance Score Determination for Performance Period 2017-2019
1) Average Return on Equity over three-year period (50%)
	Target	Actual	Score
2017 ROE	8.32%	9.61%	144%
2018 ROE	11.52%	12.65%	134%
2019 ROE	12.85%	12.48%	89%
Three Year ROE Average Score			122%
2) Peer-relative three-year Total Shareholder Return (50%)
3 Year TSR: 2017 - 2019		Peer Ranking	Score
5.16%		8 out of 13	83%
Final Performance Share Payout Score			103%

[5]	The performance criteria will be evaluated after the December 31st close of the final year of the three-year performance period.

[6]

The restricted stock award will vest one-fourth on the second anniversary of the grant; one-fourth on the third anniversary of the grant; and the remaining one-half will vest on the fourth anniversary of the grant.

[7]	The restricted stock award will vest one-half on third anniversary of the grant; and the remaining half will vest on the fifth anniversary of the grant.

Option Exercises and Stock Vested

The table below sets forth the number of shares of stock acquired in fiscal 2019 as a result of the vesting of shares of restricted stock awarded to the NEOs under Webster’s compensatory equity programs.

Option Exercises and Stock Vested in 2019
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
John R. Ciulla	-	-	16,224	914,591
Glenn I. MacInnes	-	-	17,825	1,010,195
Christopher J. Motl	-	-	8,548	484,785
Nitin J. Mhatre	-	-	13,199	748,640
Charles L. Wilkins	-	-	8,596	487,480

[1]

Value realized calculated by multiplying the number of shares vesting by the fair market value of Webster’s Common Stock on the vesting date. Stock awards vested include additional shares received by all NEOs for the 2016 Performance Awards that were earned and distributed in 2019. The performance result was 129% resulting in a 29% increase in shares distributed over the target grant.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the frozen pension plan as of December 31, 2019. The accumulated benefit value is based upon the benefit that is payable at the NEOs’ Normal Retirement Age (65) with actuarial increases for executives over age 65, if applicable.

2019 Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
John R. Ciulla	Webster Bank Pension Plan	4	112,800
Christopher J. Motl	Webster Bank Pension Plan	4	62,100

Webster Bank maintains a frozen pension plan for eligible employees of Webster Bank and affiliated companies that have adopted the plan. Pension benefits were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating a benefit from this plan.

The pension plan is a qualified plan under the IRC and complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended. All employees hired before January 1, 2007 were eligible to participate in the pension plan upon attaining age 21 and completing one year of service.

Benefits under the pension plan are funded solely by contributions made by Webster Bank. Under the pension plan’s benefit formula, a participant’s monthly normal retirement benefit will equal the sum of: (a) his or her accrued benefit as of December 31, 1986 (adjusted through August 31, 1996 to reflect certain future increases in compensation), plus (b) the sum of 2% of the participant’s monthly compensation for each year of credited service beginning on or after January 1, 1987 through August 31, 2004, plus (c) the sum of 1.25% of the participant’s monthly compensation if the participant has less than 10 years of credited service at the beginning of the year, or 1.50% of the participant’s monthly compensation if the participant has 10 or more years of credited service at the beginning of the year, for each year of credited service beginning on or after September 1, 2004 through December 31, 2007. In general, benefits may not be based on more than 30 years of credited service. The normal form of benefit is a life annuity for the participant’s lifetime. A pension plan participant becomes 100% vested in the benefits under the pension plan upon completion of five years of service. Benefit payments to a participant or beneficiary may commence upon a participant’s early retirement date (age 55), normal retirement date (age 65), deferred retirement date or death. Benefits payable at early retirement date are reduced 1/15th each year for the first five years and 1/30th each year for the next five years before normal retirement date.

Non-Qualified Deferred Compensation

Webster maintains a non-qualified supplemental defined contribution plan which provides supplemental employer match contributions that are not available under the qualified 401(k) plan because annual compensation in excess of $280,000 in 2019 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the IRC and because annual contributions to the qualified plan that can be matched by the employer are subject to a maximum of $19,000 in 2019 (subject to cost of living increases).

The following table shows the contributions to and the earnings in each NEO’s account under Webster’s non-qualified deferred compensation plans for the fiscal year ended December 31, 2019. There were no distributions from any NEO’s accounts in 2019.

2019 Non-Qualified Deferred Compensation

Name	Registrant Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregated Balance at Last FYE ($)
John R. Ciulla	129,834	32,817	525,355
Glenn I. MacInnes	36,703	9,283	210,558
Christopher J. Motl	40,544	16,556	122,806
Nitin J. Mhatre	25,261	7,251	166,635
Charles L. Wilkins	24,611	15,442	113,246

[1]	The amounts in this column are reported as supplemental defined contribution plan contributions in “All Other Compensation” column in the Summary Compensation Table in this Proxy Statement.

[2]	The amounts in this column show the investment gain or loss for each NEO during 2019, based on the investment choices selected by each NEO.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Webster’s employees and the annual total compensation of John R. Ciulla, Webster’s President and CEO. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019, our last completed fiscal year, we determined that the annual median total compensation of all our employees who were employed as of December 31, 2019, other than our President and CEO was $65,227; the annual total compensation of our President and CEO was $3,582,866; and the ratio of these amounts was 55 to1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our President and CEO, we took the following steps:

•

We determined that, as of December 31, 2019, our employee population consisted of 3,363 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and seasonal employees.

•

While not required, the Company chose to recalculate the median employee for 2019. To do this, we compared the amount of salary, overtime and other premium pay, and bonus payments of our employee population as reflected in our payroll records.

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The difference between such employee’s salary, overtime and other premium pay, and bonus payments and the employee’s annual total compensation represents the value of such employee’s equity awards, dividends, 401k matching employer contributions, change in defined pension value and any other compensation, to the extent that such employee received or is eligible for these compensation elements.

•	With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.

Potential Payments on Termination following Executive Severance

Under Webster’s Non-Competition Agreement with each NEO, if Webster terminates the executive without Cause (and under circumstances in which payment would not be due under the Change in Control Agreements), severance benefits become payable. The executive’s severance benefits for involuntary termination without Cause are (a) a lump sum payment equal to the sum of the executive officer’s then current annual base salary and the prorated amount of any target bonus to be paid pursuant to Webster’s annual incentive compensation plan during the then current fiscal year, and (b) subject to certain limitations, continued medical and dental coverage for the shorter of one year or until the executive officer accepts other employment on a substantially full time basis if earlier. The executive’s receipt of the foregoing severance payments and benefits is conditioned upon the executive entering into a general release and waiver in favor of Webster, and in consideration of the payment the executive agrees to a one-year non-competition and non-solicitation covenant.

Assuming a December 31, 2019 termination event of involuntary termination without Cause, the aggregate value of the payments and benefits to which each NEO would be entitled would be as follows:

Payments Due Upon Executive Severance

Name	Salary and Bonus ($)	Benefits and Health Programs ($)	Value of Accelerated Equity[1] ($)	Total Payments ($)
John R. Ciulla	1,950,000	$17,639	1,298,527	3,266,166
Glenn I. MacInnes	900,000	$13,015	1,014,455	1,927,470
Christopher J. Motl	882,000	$17,601	759,138	1,658,739
Nitin J. Mhatre	756,000	$17,601	736,476	1,510,077
Charles L. Wilkins	720,000	$11,838	641,123	1,372,961

[1]

If an NEO is terminated under the Executive Severance Plan, the portion of equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the termination shall become fully vested and exercisable based on the length of time worked since the grant date (provided that they have been held for a period of one year).

Potential Payments on Termination following Change in Control

Historically, Webster has entered into Change in Control Agreements and Non-Competition or Non-Solicitation Agreements with its NEOs, which provide post-termination payments to the NEOs.

Change in control provisions benefit Webster’s shareholders by assisting with retention of executives during rumored and actual change in control activity when continuity is a key factor in preserving the value of the business. Other termination benefits are provided based on the time needed by executives of that level to find new employment and to facilitate changes in key executives as needed.

Webster has entered into a Change in Control Agreement with each of the NEOs. Pursuant to the Change in Control Agreements, each NEO is eligible to receive payments and other benefits, subject to the conditions described below, in the event the executive is terminated during the two year period following a change in control. A change in control is defined by the agreements as:

•

with certain exceptions, the acquisition by any person of beneficial ownership of 20% or more of either (i) the outstanding shares of the Common Stock or (ii) the combined voting power of the outstanding voting securities of Webster entitled to vote generally in the election of directors;

•

individuals who, as of the date of each executive’s agreement, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, except for individuals subsequently joining the Board who are approved by at least a majority of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors;

•	generally, consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Webster (with certain standard exceptions); or

•	approval by the shareholders of a complete liquidation or dissolution of Webster.

Payments and Benefits - The payments and benefits payable to the NEOs under the Change in Control Agreements are as follows:

•

Death or Disability - If an executive’s employment is terminated by reason of death or disability (defined as the absence of the executive from his or her duties on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness determined to be total and permanent), following a change in control, the executive, or the executive’s estate, as the case may be, is entitled to receive the executive’s accrued salary, bonus, deferred compensation (together with accrued interest or earnings thereon), any accrued vacation pay plus any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies.

•

Cause - If an executive’s employment is terminated for Cause following a change in control, the Change in Control Agreement terminates and the executive is entitled to receive only his or her annual base salary through the date of termination, the amount of any compensation previously deferred by the executive and any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies. Cause is defined as:

o

the willful and continued failure by the executive to perform substantially the executive’s duties with Webster or one of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after written demand for performance is delivered to the executive by the Chief Executive Officer, or

o	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Webster.

•

For Good Reason or Other than for Cause, Death or Disability - Executives are entitled to certain payments and continued benefits in the event of a termination following a change in control other than for Cause, Death or Disability, or in the event the executive terminates his or her employment for “Good Reason.” Good Reason is defined as:

o

the assignment to the executive of duties inconsistent with the executive’s position, authority, duties or responsibilities resulting in a diminution in such position, authority, duties or responsibilities;

o	the failure by Webster to comply with the compensation terms of the executive’s change in control agreement;

o

a material change in the office or location at which the executive is primarily based or Webster’s requiring the executive to travel on Company business to a substantially greater extent than required immediately prior to the change in control;

o	the termination by Webster of the executive’s employment other than expressly as permitted by the change in control agreement; or

o	the failure by Webster to require that any successor assume, and perform according to, the executive’s change in control agreement.

In the event of a termination under a Good Reason or Other than for Cause, Death or Disability upon Change in Control, the executive is entitled to:

o	the executive’s base salary through the termination date to the extent not previously paid;

o	a bonus based on the target bonus in effect for the executive;

o	any previously deferred compensation and accrued vacation pay;

o	an amount equal to three times the sum of the executive’s base salary and bonus for Mr. Ciulla and two times for the other NEOs;

o

the additional amounts that would have been contributed or credited to his or her 401(k) accounts in both the qualified and supplemental 401(k) plans if the executive’s employment had continued for three years after the date of termination for Mr. Ciulla and two years for the other NEO’s, based on the compensation amounts that would have been required to be paid to him or her under the change of control agreement.

o	the amount equal to the cost for continued benefits for the executive and his or her family for a period of three years following termination for Mr. Ciulla and two years for the other NEOs;

o	outplacement services; and

o	any other amounts or benefits to which he or she is entitled under any agreement or plan of Webster and its affiliated companies.

The NEOs are not entitled to any gross-up payment in the event they would be subject to excise tax under Section 4999 of the IRC (relating to excess parachute payments).

Assuming a December 31, 2019 termination event following a Change in Control, the aggregate value of the payments and benefits to which each NEO would be entitled in the event of termination other than for Cause, Death or Disability, or in the event the executive terminates employment for Good Reason would be as follows:

Payments Due Upon Involuntary Termination Not for Cause or Termination for Good Reason following Change In Control[1]
Name	Salary and Bonus ($)	Qualified and Non-qualified 401(k) Contribution Equivalents ($)	Benefits and Health Programs ($)	Value of Accelerated Equity[2] ($)	Total Payments ($)
John R. Ciulla	5,850,000	443,202	120,596	1,668,834	8,082,632
Glenn I. MacInnes	1,800,000	98,006	80,820	1,289,444	3,268,270
Christopher J. Motl	1,764,000	111,288	92,210	942,711	2,910,209
Nitin J. Mhatre	1,512,000	75,122	87,332	998,953	2,673,407
Charles L. Wilkins	1,440,000	73,822	91,566	750,722	2,356,110

[1]	Does not reflect potential modified cut-back in the event the executive exceeds the safe harbor limit.

[2]

In the event of a change in control, if an NEO is terminated, all equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the change in control shall become fully vested and exercisable (provided that they have been held for a period of one year).

Risk Assessment Disclosure

The Compensation Committee has discussed, evaluated and reviewed each compensation program applicable to Webster’s NEOs and other employees. The Compensation Committee concluded that Webster’s compensation programs do not incentivize excessive risk taking by its NEOs or other employees. The Compensation Committee furthermore concluded that the structure provides appropriate incentives to balance risk and reward, provides sufficient risk controls and aligns the interests of its employees with those of shareholders.

The following features of the compensation programs, agreements and organizational structure restrain risk taking to acceptable levels and strongly discourage the manipulation of earnings for personal gain:

•

The “clawback” feature applicable to NEOs and certain other executives encourages executives and staff to maintain accurate books and records and comply with relevant accounting policies. Under the “clawback,” any bonus or incentive compensation for executives is subject to recovery by Webster if such compensation is based on criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct.

•	The vesting elements of the equity awards align the interests of the officers with the long-term health of Webster, the quality of earnings, and the interests of shareholders.

•

The programs include a mix of cash and equity awards, which support an appropriate balance of short-term and long-term risk and reward decision making. Equity awards include a performance element with a payout dependent upon achieving designated goals.

•

Strong governance structure, which includes key elements such as a code of conduct and ethics policy, various risk management and board committees, and a new activity process with embedded risk controls and executive approvals.

•	Risk function reports outside of the lines of business and the pay of risk managers is not determined by the businesses they evaluate.

•	Stock ownership requirements that align executive officers with the interests of the shareholders.

•	Strong independent internal credit oversight and quality controls.

•	Shared accountability for incentive design, budget and payout with oversight by the Incentive Compensation Oversight Committee and the Compensation Committee with input from the Chief Risk Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Morse (Chair), Atwell, Crawford and Ms. Flynn. No person who served as a member of the Compensation Committee during 2019 was a current or former officer or employee of Webster or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with Webster required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2019, which generally means that no executive officer of Webster served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Webster.

Transactions with Related Persons

From time to time, Webster Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Webster or Webster Bank, and neither involve more than normal risk of collectability nor present other unfavorable features.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to Webster’s Code of Business Conduct and Ethics, any transactions between Webster and a Webster affiliate, director, employee, an immediate family member of a Webster director or employee or business entities in which a Webster director or employee or an immediate family member of a Webster director or employee is an officer, director and/or controlling shareholder must be conducted at arm’s length. Prior approval of the Board of Directors for any such transactions are governed by Federal Reserve Regulation O, and the related person’s interest in any such transaction requiring Board action must be disclosed to the Board prior to any action being taken. Any consideration paid or received by Webster in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances. Any interest of a director or officer in such transactions that do not require prior Board approval shall be reported to the Board of Directors at least annually.

Audit Committee Report

The Company’s Audit Committee currently has four members, Mses. Osar (Chair), and Hayles and Messrs. Crawford and Pettie. As of the date of the Proxy Statement, each of the Committee members is an “independent director” under the NYSE rules. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019 with Webster’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC relating to the conduct of the audit. The Audit Committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the PCAOB, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to Webster’s Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee

Karen R. Osar (Chair)

John J. Crawford

E. Carol Hayles

Mark Pettie

SECURITIES OWNED BY MANAGEMENT

The following table sets forth information as of February 1, 2020 with respect to the amount of Webster Common Stock beneficially owned by each director of Webster, each nominee for election as a director, each of the NEOs and by all directors and executive officers of Webster as a group.

Name and Position(s) with Webster	Number of Shares and Nature of Beneficial Ownership [1]	Percent of Common Stock Outstanding
William L. Atwell Lead Director	19,735	*

John R. Ciulla President and CEO	107,035	*

John J. Crawford Director	12,099	*

Elizabeth E. Flynn Director	19,256	*

E. Carol Hayles Director	2,807	*

Linda H. Ianieri Director nominee	—

Glenn I. MacInnes Executive Vice President and Chief Financial Officer	135,892	*

Nitin J. Mhatre Executive Vice President and Head of Community Banking	74,405	*

Laurence C. Morse Director	32,031	*

Christopher J. Motl Executive Vice President and Head of Commercial Banking	35,686	*

Karen R. Osar Director	22,355	*

Mark Pettie Director	31,122	*

James C. Smith Non-executive Chairman	657,818	*

Lauren C. States Director	4,717	*

Charles L. Wilkins Executive Vice President and Head of HSA Bank	22,619	*

All Directors and Executive Officers as a group (19 persons)	1,349,778	1.46%

*	Less than 1% of Common Stock outstanding.

[1]

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended for purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 1, 2020. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown and none of such shares are pledged.

The table includes shares owned by spouses, other immediate family members and others over which the persons named in the table possess shared voting and/or shared investment power as follows: Mr. Smith, 16,252 shares; and all currently-serving directors and executive officers as a group, 16,252 shares. The table also includes the following: 347,057 shares subject to outstanding options which are exercisable within 60 days from February 1, 2020; 25,793 shares held in the 401(k) Plan; 12,746 shares purchased through the Employee Stock Purchase Plan held by Fidelity Investments; and 80,767 shares of restricted stock that were not vested as of February 1, 2020.

Outstanding options reflected in the table were held as follows: Mr. Ciulla, 29,336 shares; Mr. MacInnes, 34,395 shares; Mr. Mhatre, 30,279 shares; Mr. Motl, 2,353 shares; and Mr. Smith, 221,800. Also reflected are 104,369 shares of phantom stock held by Mr. Smith in the Webster Bank Deferred Compensation Plan for Directors and Officers.

PRINCIPAL HOLDERS OF VOTING SECURITIES OF WEBSTER

The following table sets forth information as of January 31, 2020 with respect to the beneficial ownership of Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership [1]		Percent of Common Stock Owned
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,691,502	[2]	9.40%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	9,074,039	[3]	9.85%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	10,700,399	[4]	11.6%

[1]

Based on information in the most recent Schedule 13D or 13G (or amendment thereto) filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from January 31, 2020. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

[2]	BlackRock, Inc. reported that it had sole voting and sole dispositive power over 8,299,464 and 8,691,502 shares, respectively.

[3]

The Vanguard Group reported that it had sole voting power over 47,934 shares and sole dispositive power over 9,019,199 shares and shared voting power and shared dispositive power over 19,220 and 54,840 shares, respectively.

[4]	T. Rowe Price Associates, Inc. reported that it had sole voting power over 3,518,784 shares and sole dispositive power over 10,700,399 shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Webster’s directors, certain officers and persons who own more than 10 percent of its Common Stock to file with the Securities and Exchange Commission initial reports of ownership of Webster’s equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Webster, the Company believes that during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to Webster’s directors, officers and more than 10% owners were complied with on a timely basis, except that Mr. Motl, made one late filing on a Form 4 related to a discretionary transaction in his 401(k) plan.

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS OF WEBSTER

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires Webster to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its named executive officers (“NEOs”) as disclosed in this Proxy Statement. At the 2017 Annual Meeting of Shareholders, Webster’s shareholders voted on a non-binding, advisory basis to hold a non-binding, advisory vote on the compensation of NEOs of Webster annually. In light of the results, the Board of Directors determined to hold the vote annually.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 35-45 of this Proxy Statement. As discussed in those disclosures, the Board of Directors believes that Webster’s executive compensation philosophy, policies and procedures provide a strong link between each NEO’s compensation and Webster’s short and long-term performance. The objective of Webster’s executive compensation program is to provide compensation which is competitive, variable based on Webster’s performance, and aligned with the long-term interests of shareholders.

Webster is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives Webster’s shareholders the opportunity to express their views on the compensation of Webster’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Webster Financial Corporation approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 35-45 of this Proxy Statement.”

Your vote on this Proposal 2 is advisory, and therefore not binding on Webster, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of Webster’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, Webster will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of Webster’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 35-45 of this Proxy Statement.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Board of Directors, upon the recommendation of the Audit Committee, has approved the appointment of KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm for Webster for the year ending December 31, 2020. KPMG audited Webster’s financial statements for the year ended December 31, 2019, and has been retained as Webster’s independent registered public accounting firm since 2013.

The Audit Committee annually reviews the performance, qualifications and experience of the independent registered public accounting firm and makes a recommendation to the Board as to the appointment or discharge of such firm. The Audit Committee is responsible for the audit fee negotiations associated with the retention of the independent registered public accounting firm.

The Audit Committee annually reviews the engagement of the independent registered public accounting firm to ensure the rotation of the lead (or coordinating) audit partner every five years and other audit partners every seven years, and considers whether there should be regular rotation of the audit firm itself. The Audit Committee and its chairperson are directly involved in the selection of the independent registered public accounting firm’s new lead (or coordinating) engagement partner.

The members of the Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as Webster’s independent registered public accounting firm is in the best interest of Webster and its shareholders.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG, an independent registered public accounting firm, to audit the consolidated financial statements of Webster for the year ending December 31, 2020 and the internal control over financial reporting of Webster as of December 31, 2020. No determination has been made as to what action the Board of Directors would take if Webster’s shareholders do not ratify the appointment.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG as Webster’s independent registered public accounting firm for the year ending December 31, 2020.

Representatives of KPMG are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Webster’s independent registered public accounting firm for the year ending December 31, 2020.

Auditor Fee Information

The following table presents the aggregate fees and expenses incurred by Webster for professional audit services rendered by KPMG in connection with their audit of Webster’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, respectively, and fees billed for other services rendered during those periods.

	Fiscal 2019	Fiscal 2018
Audit Fees[1]	$2,668,800	$2,203,800
Audit-Related Fees[2]	300,600	139,100
Tax Fees[3]	514,758	648,203
All Other Fees[4]	-	-

Total	$3,484,158	$2,991,103

[1]

Audit Fees consist of fees billed for professional services rendered for the audit of Webster’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the respective independent public accounting firm in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

[2]

Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Webster’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to financial statement audits of certain employee benefit plans, services related to certain regulatory compliance requirements, and services related to corporate equity transaction filings.

[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

[4]	Other Fees consist of fees for diagnostic services other than for services for which fees were reported as Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Chief Executive Officer or the Chief Financial Officer of the Corporation, provided that the estimated fee for any such proposed pre-approved service does not exceed $250,000 on an individual basis or on a cumulative basis in any one quarter. When such threshold is exceeded, pre-approval by the Audit Committee Chair is required. Management is required to report, on a quarterly basis, to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All engagements of the independent registered public accounting firm to perform any audit services and non-audit services after implementation of the pre-approval policy have been pre-approved by the Audit Committee in accordance with the policy. The pre-approval policy has not been waived in any instance. All engagements of the independent registered public accounting firm to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions, and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

Any proposal which a Webster shareholder wishes to have included in Webster’s Proxy Statement and form of proxy relating to Webster’s 2021 Annual Meeting of Shareholders under Rule 14a-8 of the SEC must be received by Webster’s Secretary at 145 Bank Street, Waterbury, Connecticut 06702 by November 20, 2020. Nothing in this paragraph shall be deemed to require Webster to include in its Proxy Statement and form of proxy for the meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any other proposal for consideration by shareholders at Webster’s 2021 Annual Meeting of Shareholders must be delivered to, or mailed to and received by, the Secretary of Webster not less than 30 days nor more than 90 days prior to the date of the meeting if Webster gives at least 45 days’ notice or prior public disclosure of the meeting date to shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board of Directors.

By order of the Board of Directors,

James C. Smith
Chairman

Waterbury, Connecticut

March 20, 2020

WEBSTER PLAZA

145 BANK STREET

WATERBURY, CT 06702

INSTRUCTIONS FOR VOTING BY INTERNET, TELEPHONE OR MAIL

Webster Financial Corporation encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. Proxies submitted by Internet or telephone must be received no later than 11:59 P.M., Eastern Time, on April 22, 2020.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information no later than 11:59 P.M., Eastern Time, on April 22, 2020. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions no later than 11:59 P.M., Eastern Time, on April 22, 2020. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Webster Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting by Internet and, when prompted, indicate that you agree to receive or access future shareholder communications electronically.

PLEASE RETAIN A COPY OF THE CONTROL NUMBER FROM YOUR PROXY CARD, IN THE EVENT THAT THE MEETING IS HELD BY REMOTE COMMUNICATION.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63645-P17206	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

      WEBSTER FINANCIAL CORPORATION

The Board of Directors recommends a vote FOR ALL Nominees:
1.	To elect nine directors to serve for one year terms (Proposal 1).

	Nominees:	For	Against	Abstain
	1a. William L. Atwell	☐	☐	☐

	1b. John R. Ciulla	☐	☐	☐

	1c. Elizabeth E. Flynn	☐	☐	☐

	1d. E. Carol Hayles	☐	☐	☐

	1e. Linda H. Ianieri	☐	☐	☐

	1f. Laurence C. Morse	☐	☐	☐

	1g. Karen R. Osar	☐	☐	☐

	1h. Mark Pettie	☐	☐	☐

	1i. Lauren C. States	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company (Proposal 2).	☐	☐	☐

3.  To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster Financial Corporation for the fiscal year ending December 31, 2020 (Proposal 3).

	☐	☐	☐

	☐	☐	☐

The proxies are authorized to vote upon any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of the Board of Directors of the Company.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E63646-P17206

REVOCABLE PROXY

2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Webster Financial Corporation (the “Company”) hereby appoints William L. Atwell, Laurence C. Morse and Karen R. Osar, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 4:00 p.m., Eastern Time, on Thursday, April 23, 2020, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052, and at any adjournments of the meeting, for the purposes set forth below. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted FOR the election of all nominees listed (Proposal 1); FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of the Company (Proposal 2); FOR the ratification of the appointment by the Board of Directors’ of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3); and in accordance with the determination of a majority of the Board of Directors as to other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Assistant Secretary of the Company, by re-voting by Internet or telephone, or by attending the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please sign and return the proxy card promptly in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on the reverse side)